EXHIBIT 10.33

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
SHR FSST, LLC,
a Delaware limited liability company,
AND
DTRS FSST, LLC,
a Delaware limited liability company,
COLLECTIVELY, AS SELLER
AND
BHR SCOTTSDALE LP,
a Delaware limited partnership,
AS PURCHASER
DATED AS OF OCTOBER 31, 2022
FOR THE
FOUR SEASONS SCOTTSDALE AT TROON NORTH
10600 E. Crescent Moon Dr.,
Scottsdale, AZ 85262

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LIST OF EXHIBITS

Exhibit A	Form of Deposit Escrow Agreement
Exhibit B	Form of Seller Closing Certificate
Exhibit C	Form of Special Warranty Deed
Exhibit D	Form of Bill of Sale
Exhibit E	Form of General Assignment and Assumption
Exhibit F	Form of Purchaser Closing Certificate
Exhibit G	Form of Assignment and Assumption of HMA Documents
Exhibit H	Form of Assignment and Assumption of Tenant Leases and Contracts
Exhibit I	Form of Tenant Direction Letter
Exhibit J	Form of Assignment and Assumption of Hotel Facilities Agreement
Exhibit K	Form of Assignment and Assumption of Revenue Sharing Agreement
Exhibit L	Form of Affidavit of Property Value
Exhibit M	Form of Press Release
Exhibit N	Form of HMA Amendment
Exhibit O	Form of Assignment and Assumption of Cost Sharing Agreement
Exhibit P	Form of Parent Support Agreement
Exhibit Q	Form of RFP Letter

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LIST OF SCHEDULES

Schedule 1.1-A	Existing Survey and Title Commitment
Schedule 1.1-B	HMA Documents
Schedule 2.1.1	Legal Description of the Land
Schedule 2.1.8	Tenant Leases
Schedule 2.1.9	Equipment Leases
Schedule 2.1.10	Excluded Operating Agreements
Schedule 2.1.11	Licenses and Permits
Schedule 2.2.11	Excluded Personal Property
Schedule 5.1.1	Title Exceptions
Schedule 7.1.3	Consents and Approvals; No Conflicts
Schedule 7.1.4	Title to Personal Property
Schedule 7.1.6	Compliance with Applicable Law
Schedule 7.1.7	Litigation
Schedule 7.1.9	Taxes
Schedule 7.1.10	Licenses and Permits
Schedule 7.1.12	Material Contracts
Schedule 7.1.13	HMA Documents Defaults
Schedule 7.1.16	Environmental Reports
Schedule 7.1.24	Condominium Documents Defaults
Schedule 8.11	Estoppels
Schedule 11.5.1	Ongoing Work Contracts
Schedule 11.5.2	Pre-Approved New Ongoing Work Contracts
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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of October, 2022 (the “Effective Date”), by and between SHR FSST, LLC, a Delaware limited liability company (“Fee Seller”), DTRS FSST, LLC, a Delaware limited liability company (“Leasehold Seller” and, together with Fee Seller, collectively, “Seller”), and BHR SCOTTSDALE LP, a Delaware limited partnership (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.
WHEREAS, Fee Seller is the owner of the hotel and resort located at 10600 E. Crescent Moon Dr., Scottsdale, AZ, 85262, and commonly known as Four Seasons Scottsdale at Troon North (the “Hotel”), and Seller is the owner of the Property (as defined herein), as more specifically described in this Agreement.
WHEREAS, Seller desires to sell the Property (as defined herein) to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.
“Accounts Receivable” means all amounts attributable to periods prior to Closing from the operation of the Property which have not been received as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Property, including, but not limited to, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Fee Seller or Leasehold Seller at the Real Property, but expressly excluding all (i) credit card charges, checks and other instruments which have been submitted for payment as of the Closing, (ii) amounts to which a third party (such as Manager or a Tenant) is entitled, rather than Seller and (iii) items of income otherwise prorated pursuant to Section 11.2 or 11.3.1.
“Affiliate” means (A) with respect to any Person other than Purchaser, any other Person that, directly or indirectly, (i) owns or controls more than fifty percent (50%) of the outstanding voting and/or equity interests of such Person, or (ii) controls, is controlled by or is under common control with, the Person in question, and (B) with respect to Purchaser, Purchaser Parent or any other Person in which Purchaser Parent, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding equity interests or (ii) possesses control. For the purposes of this Agreement, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.
“Agreement” has the meaning set forth in the Introductory Paragraph hereof.
“Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authorities, and (ii) any judgment,

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injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.
“Arbiter” has the meaning set forth in Section 11.2.22.
“Assigned Operating Agreements” has the meaning set forth in Section 2.1.10.
“Assignment of HMA Documents ” has the meaning set forth in Section 10.3.1(e).
“Assumed Liabilities” means all Liabilities arising in connection with or relating to the ownership, use or operation of the Property other than Retained Liabilities.
“Bookings” has the meaning set forth in Section 2.1.16.
“Books and Records” has the meaning set forth in Section 2.1.13.
“Broker” has the meaning set forth in Section 7.1.14.
“Business Day” means any day other than a Saturday, Sunday or federal legal holiday.
“CC&R’s” shall mean, as the same may have been amended and/or assigned (i) that certain Access and Utility Easement and Maintenance Agreement, dated as of July 9, 1999 and recorded with the Clerk’s Office under #99-0655184, (ii) that certain Reciprocal Easement Agreement, dated as of March 29, 1996 and recorded with the Clerk’s Office under #96-0217097, and (iii) that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions for Crescent Moon Ranch recorded August 21, 2008 with the Clerk’s Office as #20080730064, as amended by that certain Certificate of Amendment and Annexation of Property recorded December 12, 2014 with the Clerk’s Office as #20140817712.
“Cap” has the meaning set forth in Section 15.4.2.
“Casualty” has the meaning set forth in Section 14.1.
“Clerk’s Office” means the County Recorder’s Office of Maricopa County, Arizona.
“Closing” has the meaning set forth in Section 10.1.
“Closing Date” has the meaning set forth in Section 10.1.
“Closing Escrow” has the meaning set forth in Section 10.2.
“Closing Escrow Agreement” has the meaning set forth in Section 10.2.
“Closing Financial Statements” has the meaning set forth in Section 8.12. “Closing Statement” has the meaning set forth in Section 11.1.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.
“Compensation” means, with respect to any Employee, all salary and wages which such Employee is entitled to receive at the time in question (including salary and wages for any unused personal time off for vacation, but expressly excluding sick days and other personal

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days), together with all employment taxes with respect thereto, including, without limitation, any withholding and employer contributions required under Applicable Law.
“Condemnation” has the meaning set forth in Section 14.2.
“Condominium” means the Premier Storage Condominiums of North Phoenix, as established pursuant to the Condominium Declaration.
“Condominium Association” means Premier Storage of North Phoenix Property Owners Association, Inc., an Arizona not-for-profit corporation, together with its successors and/or assigns.
“Condominium Board” means the Board of Directors of the Condominium Association under the Condominium Documents.
“Condominium Declaration” means that certain Declaration recorded May 19, 2005, in Recording No. 20050664505 of the Clerk’s Office, as amended by that certain Amended and Restated Declaration of Condominium and Covenants, Conditions and Restrictions for Premier Storage Condominiums of North Phoenix, dated May 15, 2008, recorded May 16, 2008, in Recording No. 20080434268 of the Clerk’s Office, as amended by that certain First Amendment to Amended and Restated Declaration of Condominium and Covenants, Conditions and Restrictions for Premier Storage Condominiums of North Phoenix recorded June 23, 2008 in Recording No. 20080552607 of the Clerk’s Office, as amended by that certain Letter of Correction to Amended and Restated Declaration of Condominium and Covenants, Conditions and Restrictions for Premier Storage Condominiums of North Phoenix, dated June 4, 2008, recorded June 9, 2008, in Recording No. 2008-0507990 of the Clerk’s Office.
“Condominium Documents” means, collectively, (a) the Condominium Declaration, (b) the Articles of Incorporation of the Condominium Association, (c) the By-Laws of the Condominium Association, and (d) the Condominium Rules and Regulations for the Condominium; in each case as the same may be amended, modified, promulgated, or amended and restated from time to time.
“Confidential Information” has the meaning set forth in Section 8.1.1.
“Confirming Estoppel” has the meaning set forth in Section 8.11.
“Contracts” means, collectively, the Equipment Leases and the Assigned Operating Agreements.
“Cost Sharing Agreement” means that certain Residence Club & Hotel Cost Sharing Agreement, dated February 28, 2005, now by and between Leasehold Seller and Four Seasons Resort Club Management, Inc.
“Cut-Off Time” has the meaning set forth in Section 11.2.
“Data Room Web Site” has the meaning set forth in Section 4.1.3.
“Deed” has the meaning set forth in Section 10.3.1(b).
“Deloitte” has the meaning set forth in Section 8.12.
“Deposit” means, at the time in question, the amounts then deposited with Escrow Agent in respect of the Initial Deposit, together with all interest and any other amounts earned thereon.

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“Deposit Escrow Agreement” has the meaning set forth in Section 3.2.
“Determination” has the meaning set forth in Section 3.4.2.
“Effective Date” has the meaning set forth in the Introductory Paragraph hereof.
“Employee Plans” means all plans and programs maintained by any employer for the health, welfare or benefit of any Employees and/or their respective spouses, dependents or other qualified beneficiaries, including, without limitation, any employee plans maintained pursuant to Section 401(k) of the Code.
“Employee PTO” means, with respect to any Employee, the salary and wages which such Employee is entitled to receive as of the time in question for any unused personal time off for vacation, together with all employment taxes with respect thereto, including, without limitation, any withholding and employer contributions required under Applicable Law, but expressly excluding sick days and other personal days.
“Employees” means, at the time in question, all persons employed by the Manager full time or part time at the Property.
“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Property, or (ii) violation of any Environmental Laws with respect to the Property.
“Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question.
“Environmental Liabilities” means all Liabilities and obligations under any Environmental Laws arising from or in connection with the Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.
“Equipment Leases” has the meaning set forth in Section 2.1.9.
“Escrow Agent” means Chicago Title Insurance Company, 711 Third Avenue, Suite 700, New York, New York 10017, Attention: Mark Krivelevich (mark.krivelevich@ctt.com).
“Excluded Operating Agreements” has the meaning set forth in Section 2.1.10.
“Excluded Personal Property” has the meaning set forth in Section 2.2.11.
“Excluded Property” has the meaning set forth in Section 2.2.

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“Excluded Records” has the meaning set forth in Section 2.1.13.
“Existing Survey” means that certain survey as described on Schedule 1.1-A.
“F&B” has the meaning set forth in Section 2.1.6.
“Fee Seller” has the meaning set forth in the Introductory Paragraph hereof.
“FF&E” has the meaning set forth in Section 2.1.3.
“Final Allocation” has the meaning set forth in Section 3.4.2.
“Final Statement” has the meaning set forth in Section 11.2.22.
“Golf Course Use Agreements” means, collectively (i) that certain Golf Course Use Agreement, dated January 31, 1996, by and among Troon North Golf Company, an Arizona corporation, PR Hotel, LLC, an Arizona limited liability company, and PR Resort Club, LLC, an Arizona limited liability company, recorded March 29, 1996, in Recording No. 96-0217094 of the Clerk’s Office, as amended by that certain First Amendment to Golf Course Use Agreement, dated January 30, 1998, by and among PR Hotel, LLC, an Arizona limited liability company, PR Resort Club, LLC, an Arizona limited liability company, and Troon North Golf Company, an Arizona corporation, recorded February 3, 1998, in Recording No. 98-0085156 of the Clerk’s Office, and (ii) that certain Golf Course Use Allocation Agreement, dated July 9, 1999, by and among PR Hotel, LLC, an Arizona limited liability company, PR Resort Club, LLC, an Arizona limited liability company, and Resort Club Scottsdale at Troon North Owner’s Association (as partial successor-in-interest to PR Resort Club, LLC, pursuant to that certain Assignment of Golf Course Use Allocation Agreement, dated December 28, 1999, recorded January 14, 2000, in Recording No. 00-0034050 of the Clerk’s Office), recorded July 9, 1999, in Recording No. 99-0655185 of the Clerk’s Office.
“Government Official” means any Person who is a candidate for public office or is an employee of, official of, or acts in an official capacity on behalf of, any (1) Governmental Authority, (2) public international organization, (3) state-owned or controlled enterprise or (4) political party.
“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
“Guest Ledger” means all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Property, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Property.
“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, mold, asbestos, petroleum or petroleum by products and polychlorinated biphenyls.
“HMA Amendment” means an amendment, side letter, supplement, agreement or other instrument (or any combination of the foregoing) affecting the Hotel Management Agreement (which may be personal to Purchaser and non-transferrable), which either (i) is substantially in the form attached hereto as Exhibit N, together with such changes as Manager may reasonably request and acceptable to Purchaser, or (ii) is in any other form that is provided by, or acceptable

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to, Manager and Purchaser, and, in substance, provides for at least the following: (x) the continued employment of the Employees by Manager during the term of Purchaser’s ownership of the Hotel, (y) an acknowledgment that Purchaser (and/or its Affiliate who assumes the Hotel Management Agreement) is permitted to utilize an “operating lease” structure with respect to the Property subject to the Hotel Management Agreement, in connection with the real estate investment trust status of Purchaser and/or its Affiliates, and (z) reasonable measures of cooperation by Manager, at no cost to Manager, in assisting Purchaser in maintaining REIT status.
“HMA Documents” means the documents set forth on Schedule 1.1-B.
“Hotel” has the meaning set forth in the recitals.
“Hotel Facilities Agreement” means that certain Hotel Facilities License Agreement, dated February 28, 2005, between Leasehold Seller (as successor-in-interest to PR Hotel, LLC, an Arizona limited liability company) and PR Resort Club, LLC, an Arizona limited liability company, dated February 28, 2005, a memorandum of which was recorded on July 13, 2005, in Recording No. 20050963340 of the Clerk’s Office.
“Hotel Guest Data and Information” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Seller or any Seller Entity, whether obtained or derived by Seller, Manager or any of their Affiliates from: (a) guests or customers of the Hotel or any facility associated with the Hotel; (b) guests or customers of any other hotel or lodging property (including any condominium or interval ownership properties) owned, leased, operated, licensed or franchised by Seller, Manager or any of their Affiliates, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas); or (c) any other sources and databases.
“Hotel Management Agreement” means that certain Hotel Management Agreement, dated March 29, 1996, by and between Manager and PR Hotel, LLC, an Arizona limited liability company, as amended by (i) that certain First Amendment to Hotel Management Agreement, dated December 22, 1999, by and between Manager and PR Hotel, LLC, an Arizona limited liability company, (ii) that certain Second Amendment to Hotel Management Agreement, dated February 28, 2005, by and between Manager and PR Hotel, LLC, an Arizona limited liability company, (iii) that certain Third Amendment to Hotel Management Agreement, dated as of September 1, 2010, by and between Manager and Walton PR Hotel III, L.L.C., a Delaware limited liability company, (iv) that certain Fourth Amendment to Hotel Management Agreement, dated December 23, 2013, by and between Manager and Walton PR Hotel III, L.L.C., a Delaware limited liability company, and (v) Fifth Amendment to Hotel Management Agreement, dated as of May 26, 2020, by and between Manager and Leasehold Seller.
“Improvements” has the meaning set forth in Section 2.1.2.
“Indemnification Claim” has the meaning set forth in Section 15.5.1.
“Indemnification Cure Right” has the meaning set forth in Section 13.2.
“Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage, loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.
“Indemnitee” has the meaning set forth in Section 15.5.1.

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“Indemnitor” has the meaning set forth in Section 15.5.1.
“Initial Closing Date” has the meaning set forth in Section 10.1.
“Initial Deposit” has the meaning set forth in Section 3.2.
“Initial Tax Clearance Certificate” has the meaning set forth in Section 8.13.1.
“Inspections” has the meaning set forth in Section 4.1.2.
“Intellectual Property” has the meaning set forth in Section 2.1.12.
“Inventoried Baggage” has the meaning set forth in Section 12.2.
“Inventoried Safe Deposit Box” has the meaning set forth in Section 12.1.
“IT Systems” has the meaning set forth in Section 2.1.5.
“Knowledge” means (i) with respect to Seller, the actual knowledge of Andre Zotoff, Chief Executive Officer, Shelly Curttright, SVP, Accounting & Financial Reporting, and Sana Lee, Vice President, Legal, in each case after reasonable inquiry of the general manager of the Hotel, but expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its Affiliates; and (ii) with respect to Purchaser, (A) the actual knowledge of Richard Stockton, Alex Rose and Mark Nunneley, but expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates, (B) any matter disclosed in any exhibits or schedules to this Agreement, (C) any matter disclosed in any Seller Due Diligence Materials or any other documents or materials provided by any Seller Entity to Purchaser prior to the Closing Date and (D) any matter disclosed by the Inspections or in the Purchaser Due Diligence Reports. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.
“Land” has the meaning set forth in Section 2.1.1.
“Leasehold Seller” has the meaning set forth in the Introductory Paragraph hereof.
“Liability” means any liability, obligation, damage, loss, cost or expense of any kind or nature whatsoever, whenever arising, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen.
“Licenses and Permits” has the meaning set forth in Section 2.1.11.
“Liquor License Holder” means FS Supervision, Inc., an Affiliate of the Manager.
“Liquor Licenses” has the meaning set forth in Section 8.3.
“Manager” means Four Seasons Hotels Limited, a corporation incorporated under the laws of the Province of Ontario, Canada.
“Manager Agreements” means any contract or agreement relating to the Property to which Manager, but not Seller, is a party, together with all deposits made or held on behalf of Seller thereunder, including, without limitation, all maintenance, repair, improvement, service

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and supply contracts, booking and reservation agreements, credit card service agreements, leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property, and all other agreements for goods or services.
“Material Casualty” has the meaning set forth in Section 14.1.1.
“Material Condemnation” has the meaning set forth in Section 14.2.1.
“Material Contract” means any Contract requiring aggregate annual payments in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) for any year during the term of such Contract after the Closing, but expressly excluding any such Contracts entered into by Manager with respect to the Property for which Seller has no approval rights under the HMA Documents.
“Materiality Threshold” has the meaning set forth in Section 16.14.
“Monetary Encumbrances” has the meaning set forth in Section 5.3.1.
“Mutual Closing Condition” has the meaning set forth in Section 9.1.1.
“New Disclosure” has the meaning set forth in Section 16.14.
“New Ongoing Work Contracts” has the meaning set forth in Section 11.5.2.
“New Survey Defect” has the meaning set forth in Section 5.3.3.
“New Title and Survey Election Notice” has the meaning set forth in Section 5.3.3.
“New Title and Survey Objection Notice” has the meaning set forth in Section 5.3.3.
“New Title and Survey Response Notice” has the meaning set forth in Section 5.3.3.
“New Title Exception” has the meaning set forth in Section 5.3.3.
“Notice” has the meaning set forth in Section 16.1.1.
“Ongoing Work” has the meaning set forth in Section 11.5.1.
“Ongoing Work Contracts” has the meaning set forth in Section 7.1.23.
“Operating Agreements” means any contract or agreement relating to the Property to which Seller is a party (whether or not Manager is also a party thereto), together with all deposits made or held by or on behalf of Seller thereunder, including, without limitation, all maintenance, repair, improvement, service and supply contracts, booking and reservation agreements, credit card service agreements, letter agreements, consent agreements, amenity use agreements, and all other agreements for goods, services or the operation of amenities at the Real Property, in each case other than the Tenant Leases, the HMA Documents, the Manager Agreements, the Revenue Sharing Agreement, the Cost Sharing Agreement, the Hotel Facilities Agreement, Equipment Leases, and Licenses and Permits.
“Operating Lease” means that certain Lease Agreement, dated as of December 11, 2014, by and between Fee Seller, as landlord, and Leasehold Seller, as tenant, as amended and as may be further amended, modified, or amended and restated from time to time.

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“Ordinary Course of Business” means the ordinary course of business consistent with the HMA Documents and (i) with respect to Seller, Seller’s past custom and practice for the asset management of the Property, or (ii) with respect to Manager, Manager’s past custom and practice for the operation of the Property, in each case taking into account the facts and circumstances in existence from time to time, including, without limitation, any Public Health Measures.
“Outside Survival Date” means the earlier of (i) the sixth (6th) anniversary of the Closing, and (ii) the date on which the Real Property is no longer owned by a Person (x) at least fifty (50%) of the ownership interests of which are directly or indirectly owned by Purchaser Parent and (y) that is controlled by Purchaser Parent.
“Party” or “Parties” has the meaning set forth in the Introductory Paragraph hereof.
“Permitted Exceptions” has the meaning set forth in Section 5.3.2.
“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.
“Personal Property” has the meaning set forth in Section 2.1.2.
“Plans and Specifications” has the meaning set forth in Section 2.1.14.
“Post-Closing Tax Clearance Certificate” has the meaning set forth in Section 8.13.2.
“Privilege Tax Return” has the meaning set forth in Section 8.13.1.
“Property” has the meaning set forth in Section 2.1.
“Proposed Allocation” has the meaning set forth in Section 3.4.1.
“Prorations” has the meaning set forth in Section 11.2.
“Public Health Measures” means any measures taken by the Seller or the Manager in its sole discretion with respect to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, curfew, shut down, closure, sequester, safety or similar law, directive, pronouncement, guidelines or recommendations promulgated or taken by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or otherwise to protect any Employees or guests of the Hotel, in each case in connection with, or in response to, any public health emergency, epidemic, pandemic (including, without limitation, the novel coronavirus (SARS-CoV-2 or COVID-19)), or outbreak.
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchaser” has the meaning set forth in the Introductory Paragraph hereof.
“Purchaser Closing Condition Failure” has the meaning set forth in Section 13.2.
“Purchaser Closing Conditions” has the meaning set forth in Section 9.2.1.
“Purchaser Closing Deliveries” has the meaning set forth in Section 10.3.2.
“Purchaser Default” has the meaning set forth in Section 13.3.

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“Purchaser Documents” has the meaning set forth in Section 7.2.2.
“Purchaser Due Diligence Reports” has the meaning set forth in Section 4.1.4.
“Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.
“Purchaser Parent” means Braemar Hospitality Limited Partnership, a Delaware limited partnership.
“Purchaser’s Inspectors” has the meaning set forth in Section 4.1.2.
“Real Property” has the meaning set forth in Section 2.1.2.
“Reserves” means the reserves/accounts held by Manager pursuant to the HMA Documents.
“Retail Merchandise” has the meaning set forth in Section 2.1.7.
“Retained Liabilities” means the following Liabilities: (i) the payment of any amounts due and payable, or accrued but not yet due or payable, and/or breach of any of Seller’s obligations, prior to the Closing Date, under the HMA Documents, the Tenant Leases, the Equipment Leases, the Assigned Operating Agreements, the Licenses and Permits, the Revenue Sharing Agreement, the Cost Sharing Agreement, the Hotel Facilities Agreement, the Golf Course Use Agreements, the Tennis License Agreement, the CC&R’s, the Condominium Documents and the Ongoing Work Contracts, unless Purchaser receives or is entitled to receive a credit for such Liabilities under Section 11.2, (ii) the payment of all Taxes with respect to the Property that are due and payable, or accrued but not yet due or payable, prior to the Closing Date, except to the extent Purchaser receives or is entitled to receive a credit for such Taxes under Section 11.2, and excluding any transfer, recordation, sales, use or similar taxes payable in connection with the conveyance of the Property, (iii) any claim for personal injury to or property damage suffered by a Person (other than any Purchaser Indemnitee) which injury or damage occurred prior to the Closing Date and is based on any event, circumstance or condition which occurred at the Property or in connection with the operation of the Property during the period of Seller’s ownership of the Property, (iv) any civil or criminal liability, fee, fine or penalty payable to Manager or any other Person (other than a Purchaser Indemnitee) based on any event, circumstance or condition which occurred at the Property or in connection with the operation of the Property, in each case during the period of Seller’s ownership of the Property, except to the extent Purchaser receives or is entitled to receive a credit for such Liability under Section 11.2, and (v) the Operating Lease, the Excluded Operating Agreements and the deposits held thereunder.
“Revenue Sharing Agreement” means that certain Residence Club Rental Revenue Sharing Agreement, dated February 28, 2005, between Leasehold Seller (as successor-in-interest to PR Hotel, LLC, an Arizona limited liability company) and PR Resort Club, LLC, an Arizona limited liability company.
“Sanction and Anti-Corruption Laws” means (i) all laws that prohibit or restrict Seller or Purchaser or their respective Affiliates, as the case may be, from doing business with certain Persons, or could subject Purchaser, Seller or their respective Affiliates, as the case may be, to any civil, criminal, regulatory, administrative or other action of a governmental authority (including fines, penalties, sanctions, loss of approvals, seizure or confiscation of assets or

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interests or similar liability or action) for doing business with certain Persons (including on the Effective Date those laws published at www.ustreas.gov/offices/enforcement/ofac), (ii) the U.S. Foreign Corrupt Practices Act and all other laws that prohibit the making or receiving of bribes or other inappropriate payments and (iii) all gaming regulations and gaming compliance reviews.
“SEC” means the Securities and Exchange Commission.
“Seller” has the meaning set forth in the Introductory Paragraph hereof.
“Seller Closing Conditions” has the meaning set forth in Section 9.3.1.
“Seller Closing Deliveries” has the meaning set forth in Section 10.3.1.
“Seller Cure Period” has the meaning set forth in Section 13.2.
“Seller Default” has the meaning set forth in Section 13.1.
“Seller Documents” has the meaning set forth in Section 7.1.2.
“Seller Due Diligence Materials” has the meaning set forth in Section 4.1.3.
“Seller Entity” means Seller and/or any of its Affiliates, as applicable.
“Seller Indemnitees” means Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.
“Seller’s Possession” means in the physical possession or control of any officer or employee of any Seller Entity or which Seller is entitled to receive under the HMA Documents or Operating Agreements; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any such documents or materials that (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to Applicable Law prohibiting their disclosure by any Seller Entity, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of any Seller Entity.
“Supplies” has the meaning set forth in Section 2.1.4.
“Survival Period” has the meaning set forth in Section 15.1.1.
“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, Transaction Privilege Taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Purchaser or Seller with respect to the Property or the operation thereof, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax.
“Tenant” means a Person who is granted the right to use or occupy any portion of the Real Property under a Tenant Lease.
“Tenant Leases” has the meaning set forth in Section 2.1.8.

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“Tennis License Agreement” means that certain Tennis Facilities License Agreement, dated December 15, 1999, by and between PR Hotel, LLC, an Arizona limited liability company, and Resort Club Scottsdale at Troon North Owners Association, Inc., an Arizona non-profit corporation, recorded January 14, 2000, in Recording No. 00-00032108 of the Clerk’s Office.
“Third-Party Claim” means, (i) with respect to any Seller Indemnitee, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against such Seller Indemnitee by any Person which is not Purchaser or an Affiliate of Purchaser, and (ii) with respect to any Purchaser Indemnitee, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against such Purchaser Indemnitee by any Person which is not Seller or an Affiliate of Seller.
“Threshold” has the meaning set forth in Section 15.4.2.
“Title Commitment” means that certain title commitment as described on Schedule 1.1-A.
“Title Company” means Chicago Title Insurance Company, 711 Third Avenue, Suite 700, New York, New York 10017, Attention: Mark Krivelevich (mark.krivelevich@ctt.com).
“Title Exceptions” has the meaning set forth in Section 5.1.1.
“Title Policy” has the meaning set forth in Section 5.4.
“Title Report Update” has the meaning set forth in Section 5.3.3.
“Trade Payables” has the meaning set forth in Section 11.2.15.
“Transaction Privilege Taxes” means excise and transaction privilege taxes for the State of Arizona, Maricopa County, and City of Scottsdale.
“Uniform System of Accounts” has the meaning set forth in Section 2.1.4.
“Unit” means “Unit I14”, as defined in the Condominium Documents and more particularly described on Schedule 2.1.1.
“Unpermitted Exceptions” has the meaning set forth in Section 5.3.1.
“Unresolved Items” has the meaning set forth in Section 11.2.22.
“Updated Survey” means an update to the Existing Survey (or any new survey) ordered and paid for solely by Purchaser and completed and obtained by Purchaser.
“Warranties” has the meaning set forth in Section 2.1.15.
ARTICLE II
THE PROPERTY AND LIABILITIES
2.1    Description of the Property. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to the property and assets set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively, the “Property”):

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2.1.1.    Land. Fee simple title in and to (i) those certain parcels of land, (ii) the Unit, and (iii) those certain easement rights, each as more particularly described on Schedule 2.1.1 (collectively, the “Land”) and all other easements, rights of way, privileges, covenants, common interests and other rights appurtenant to the Land;
2.1.2.    Improvements. All buildings, structures and improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”; all Property other than the Real Property is referred to collectively herein as the “Personal Property”);
2.1.3.    FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located on the Real Property, or ordered for future use at the Property as of the Closing, other than the Supplies, IT Systems, F&B, Retail Merchandise, Books and Records and Plans and Specifications (the “FF&E”);
2.1.4.    Supplies. All items included within the definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, 2014 published by the American Hotel & Lodging Association (the “Uniform System of Accounts”), including, without limitation, china, glassware and silverware, linens, uniforms, matches and ashtrays, soap and other toiletries, menus, directories and other printed materials, and all other similar supplies and materials, which are located at the Property or ordered for future use at the Property as of the Closing and all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Property or ordered for future use at the Property, such as provisions in storerooms, refrigerators, pantries and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationary, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items, whether in opened or unopened containers or ordered for future use (collectively, the “Supplies”);
2.1.5.    IT Systems. All computer hardware, telecommunications and information technology systems located at the Property, and all computer software used at the Property (subject to the terms of the applicable license agreement), to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “IT Systems”);
2.1.6.    Food and Beverage. All food and beverages (alcoholic and non-alcoholic), subject to such depletion and resupply as shall occur and be made in the Ordinary Course of Business, which are located at the Property (whether opened or unopened), whether issued to the food and beverage department or held in reserve storage, or ordered for future use at the Property as of the Closing, including, without limitation, all food and beverages located in the guest rooms, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “F&B”);
2.1.7.    Retail Merchandise. All merchandise located at the Property and held for sale to guests and customers of the Property, or ordered for future sale at the Property as of the Closing, including, without limitation, the inventory held for sale in any gift shop, pro shop or newsstand operated by Fee Seller, Leasehold Seller or Manager at the Property, but expressly excluding the F&B (the “Retail Merchandise”);
2.1.8.    Tenant Leases. All leases, subleases, licenses, concessions and similar agreements granting to any other Person the right to use or occupy any portion of the Real Property, other than the Operating Lease, HMA Documents, Bookings and Hotel Facilities Agreement, and as listed on Schedule 2.1.8, together with all security deposits (to the extent such

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deposits are transferable or subject to providing a credit therefor pursuant to Article XI) held by Fee Seller or Leasehold Seller thereunder (the “Tenant Leases”);
2.1.9.    Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Property which are held by or on behalf of Fee Seller or Leasehold Seller and listed on Schedule 2.1.9, together with all deposits (to the extent such deposits are transferable or subject to providing a credit therefor pursuant to Article XI) made by or on behalf of Fee Seller or Leasehold Seller thereunder (the “Equipment Leases”);
2.1.10.    Assigned Operating Agreements. Other than the Operating Agreements listed on Schedule 2.1.10 (the “Excluded Operating Agreements”) and the deposits held thereunder, all Operating Agreements and the deposits (to the extent such deposits are transferable or subject to providing a credit therefor pursuant to Article XI) held thereunder (the “Assigned Operating Agreements”);
2.1.11.    Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by or on behalf of Fee Seller or Leasehold Seller with respect to the Property, including, without limitation, the use or occupancy of the Property or operation of the Property as listed on Schedule 2.1.11, together with any deposits (to the extent such deposits are transferable or subject to providing a credit therefor pursuant to Article XI) made by Fee Seller or Leasehold Seller thereunder (the “Licenses and Permits”), but only to the extent transferred or transferable pursuant to Section 8.3;
2.1.12.    Intellectual Property. All trademarks, trade names, service marks, logos, websites, domain names, uniform resource locators (URLs), social media channels, digital photography, images, videos, designs and other forms of identification and/or intellectual property used to identify the Property or any of its facilities or used in connection with the operation of the Property and all telephone numbers and facsimile numbers (the “Intellectual Property”);
2.1.13.    Books and Records. All books and records located at the Property which relate exclusively to the ownership or operation of the Property (the “Books and Records”), but expressly excluding (a) Manager’s interest in the Property Guest Data and Information, and (b) all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to an Applicable Law or a confidentiality agreement prohibiting their disclosure by any Seller Entity, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of any Seller Entity, including, without limitation, all (A) internal financial analyses, appraisals, tax returns, financial statements, (B) corporate or other entity governance records, (C) Employee personnel files and (D) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for any Seller Entity in connection with the transaction described in this Agreement (the “Excluded Records”);
2.1.14.    Plans and Specifications. All plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Property which relate exclusively to the Property, to the extent the same are transferable (the “Plans and Specifications”);
2.1.15.    Warranties. All warranties and guaranties held by or on behalf of Fee Seller or Leasehold Seller with respect to any Improvements or Personal Property, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Warranties”);

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2.1.16.    Bookings. All bookings and reservations for guest rooms, conference rooms, meeting spaces, recreational facilities, banquet rooms and other facilities at the Property as of the Closing (the “Bookings”), together with all deposits held by or on behalf of Fee Seller or Leasehold Seller with respect thereto (provided that Seller may, in lieu of transferring such deposits to Purchaser, provide a credit with respect to such deposits pursuant to Section 11.2.12);
2.1.17.    Accounts Receivable. Accounts Receivable (including the Guest Ledger) as set forth in Section 11.3;
2.1.18.    HMA Documents. The HMA Documents, subject to and in accordance with the terms and conditions of the HMA Documents;
2.1.19.    Hotel Facilities Agreement. The Hotel Facilities Agreement, subject to and in accordance with the terms and conditions of the Hotel Facilities Agreement;
2.1.20.    Revenue Sharing Agreement. The Revenue Sharing Agreement, subject to and in accordance with the terms and conditions of the Revenue Sharing Agreement;
2.1.21.    Ongoing Work Contracts. The Ongoing Work Contracts and related agreements associated with the Ongoing Work, subject to and in accordance with Section 11.5; and
2.1.22.    Cost Sharing Agreement. The Cost Sharing Agreement, subject to and in accordance with the terms and conditions of the Revenue Sharing Agreement.
2.2    Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) shall not be transferred, assigned or conveyed to Purchaser, and shall be excluded from the Property:
2.2.1.    Cash. The balances of all cash and securities and other cash equivalent interests held by or on behalf of Fee Seller or Leasehold Seller or by the Manager for the benefit of Fee Seller, Leasehold Seller or the Property and deposited, held or contained in any account, bank or vault, including, without limitation, any cash held in reserves maintained by Fee Seller or Leasehold Seller or by the Manager, but (i) cash credited to the Purchaser pursuant to Section 11.2, and (ii) cash held in the Reserves (subject to Seller’s right to a credit therefor under Section 11.2.5), shall not be excluded;
2.2.2.    Third-Party Property. Any fixtures, personal property or intellectual property owned by (i) the lessor under any Equipment Leases, (ii) the supplier, vendor, franchisor, licensor or other party under any Operating Agreements or Licenses and Permits, (iii) the tenant under any Tenant Leases, (iv) the Manager, (v) any Employees, (vi) any guests or customers of the Property, (vii) the Liquor License Holder, (viii) the owners and occupants of any unit owners under the Condominium Documents other than Leasehold Seller or Fee Seller, (ix) any parties other than Seller under the Golf Course Use Agreements, the Tennis License Agreement, the Hotel Facilities Agreement or the Revenue Sharing Agreement, (x) any parties under the Manager Agreements, and (xi) subject to the terms of the Condominium Documents, the Condominium Board.
2.2.3.    Excluded Manager Property. The personal property or other assets of Manager or its Affiliates described in the HMA Documents, including, without limitation, any right, title or interest of Manager in the items described in Section 2.1;
2.2.4.    Insurance Claims. Any insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date subject to the terms of Section 15.1;

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2.2.5.    Additional Reserved Seller Assets. Corporate files and records owned by Fee Seller, Leasehold Seller and Affiliates of Seller and located at the Property but not directly related to the ownership or operation of the Property, any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Fee Seller or Leasehold Seller), the internal books and records of Fee Seller or Leasehold Seller relating, for example, to contributions and distributions prior to the Closing;
2.2.6.    Excluded Records. All Excluded Records whether or not located at the Property;
2.2.7.    Excluded Operating Agreements. The Excluded Operating Agreements and all deposits held thereunder;
2.2.8.    Licenses and Permits. The Licenses and Permits to the extent not transferred and transferable pursuant to Section 8.3;
2.2.9.    Liquor License. The Liquor License, which shall continue to be held by the Liquor License Holder;
2.2.10.    Operating Lease. The Operating Lease and the leasehold interest of Leasehold Seller in and to the Real Property demised thereby, which Operating Lease shall be terminated at or before Closing at Seller’s sole cost, expense and liability; and
2.2.11.    Excluded Personal Property. The personal property set forth on Schedule 2.2.11 (collectively, the “Excluded Personal Property”).
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price. The purchase price for the Property is Two Hundred Sixty-Seven Million Eight Hundred Thousand and 00/100 Dollars ($267,800,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations pursuant to Section 11.2, the Accounts Receivable pursuant to Section 11.3, the Ongoing Work pursuant to Section 11.5, and as otherwise expressly provided in this Agreement.
3.2    Deposit. Purchaser has, on or prior to the execution and delivery of this Agreement by the Parties, deposited with Escrow Agent the amount of Twenty-Six Million Seven Hundred Eighty Thousand and 00/100 Dollars ($26,780,000.00) (the “Initial Deposit”). The Initial Deposit shall be held by Escrow Agent in escrow as earnest money pursuant to the escrow agreement attached hereto as Exhibit A, dated as of the date hereof, by and among Seller, Purchaser and Escrow Agent (the “Deposit Escrow Agreement”). The Deposit shall be returned to Purchaser, applied to the Purchase Price, or released to Seller as expressly provided in this Agreement and the Deposit Escrow Agreement.
3.3    Payment of Purchase Price.
3.3.1.    Payment at Closing. At Closing, Purchaser shall pay to Seller an amount equal to the Purchase Price (as adjusted pursuant to Section 3.1), less the Deposit disbursed by Escrow Agent to Seller. Purchaser shall cause all funds due to Seller (including, without limitation, the Deposit) to be delivered to Escrow Agent and cause Escrow Agent to deliver such funds to Seller by wire transfer in either case no later than 4:00 p.m. (Eastern Time) on the Closing Date.

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3.3.2.    Method of Payment. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.
3.4    Allocation of Purchase Price.
3.4.1.    Agreement on Allocation of Purchase Price. No less than ten (10) Business Days prior to the Closing Date, Seller shall provide to Purchaser an allocation of the Purchase Price for federal, state and local tax purposes (in accordance with the rules of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state or local law) among the Property (the “Proposed Allocation”). The Proposed Allocation shall become final and binding upon the Closing, unless Purchaser first objects in good faith in writing. In that case, Purchaser and Seller shall negotiate in good faith to agree upon any disputed items. If the Parties cannot agree on an allocation of the Purchase Price within thirty (30) calendar days after the Closing, each such Party may use its own allocation of the Purchase Price, as each shall deem appropriate.
3.4.2.     Filings. If the Parties agree on an allocation of the Purchase Price (the “Final Allocation”), the Parties shall (a) cooperate in the filing of any forms (including Internal Revenue Service Form 8594 under Section 1060 of the Code) with respect to the Final Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustments to the Purchase Price, and (b) file all federal, state and local tax returns and related tax documents consistent with such Final Allocation, as the same may be adjusted pursuant to Article XI or any other provision in this Agreement, and not take any position inconsistent with such allocation unless otherwise required by any audit adjustment by, or closing agreement with, the Internal Revenue Service, a decision, judgment, decree or other order by any court of competent jurisdiction (each, a “Determination”).
ARTICLE IV
PURCHASER'S DILIGENCE
4.1    Due Diligence.
4.1.1.    No Due Diligence Period. Purchaser acknowledges that, prior to the Effective Date, Purchaser performed and completed any and all examinations, evaluations, analyses, appraisals, inspections, reviews of files and documents, testing, studies and/or investigations of the Property, in each case, to the extent that Purchaser deemed necessary or advisable in order for Purchaser to make a decision whether or not to consummate the transactions contemplated by this Agreement, and Purchaser has elected to proceed with such transactions pursuant to the terms hereof.
4.1.2.    Inspections. Notwithstanding Section 4.1.1, Purchaser and its officers, employees, contractors, consultants, agents or representatives, including those of prospective lenders and investors (“Purchaser’s Inspectors”) shall have access to the Property in accordance with this Section 4.1.2 prior to the Closing Date; provided, however, that Purchaser shall cause the Purchaser’s Inspectors to comply with the provisions regarding Confidential Information set forth in Section 8.1.1. Purchaser and Purchaser’s Inspectors shall have the right to perform such examinations, tests, investigations and studies of the Property, including, without limitation, architectural, environmental, economic and other non-invasive studies of the Property (the “Inspections”) as Purchaser reasonably deems advisable, in accordance with this Section 4.1.2. Seller shall provide reasonable access to the Property for Purchaser’s Inspectors to perform the Inspections; provided, however, that (i) Purchaser shall provide Seller with at least forty-eight (48) hours’ prior notice of each of the Inspections (which notice may be provided by email to Andre Zotoff at azotoff@strategichotels.com); (ii) Seller may elect to have Purchaser’s Inspectors accompanied by an employee, agent or representative of Seller; (iii) the Inspections

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shall be conducted by Purchaser’s Inspectors on a Business Day between 10:00 a.m. and 5:00 p.m. (local time) or other such additional times as agreed upon by Purchaser and Seller; (iv) Purchaser’s Inspectors shall not perform any drilling, coring or other invasive testing, without Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion; (v) Purchaser’s right to perform the Inspections shall be subject to the rights of Manager and tenants, guests and customers at the Property; and (vi) the Inspections shall not unreasonably interfere with the conduct of business at, and/or operation of, the Property, and Purchaser’s Inspectors shall comply with Seller’s requests with respect to the Inspections to minimize such interference. Without limiting the generality of the foregoing, Purchaser shall have no right to terminate this Agreement, obtain a credit to the Purchase Price or obtain a return of the Deposit except as expressly provided in this Agreement.

4.1.3.    Seller’s Due Diligence Materials.

    (a)    Purchaser acknowledges that it has been provided access to certain due diligence materials posted to the secure web site located at “https://esi.eastdilsecured.com/?utm_source=sendgrid.com&utm_medium=email&utm_campaign=website#/warrooms/warroomOverview?id=74cdf1ee-40b0-49f6-aa29-f465751cd573” established by Seller (the “Data Room Web Site”). Seller shall provide to Purchaser promptly upon request by Purchaser, or make available to Purchaser at the Property for review and copying by Purchaser, such additional due diligence materials that are in Seller’s Possession or that Seller is entitled to receive under the HMA Documents relating to the Property which are reasonably requested by Purchaser, and Purchaser agrees to acknowledge in writing, upon Seller’s request, the receipt of any due diligence documents or materials delivered to Purchaser (provided that failure to so acknowledge such receipt shall not vitiate or limit the effect of delivery of such materials, including that Purchaser shall be deemed to have Knowledge thereof). All documents and materials provided by Seller to Purchaser pursuant to this Agreement including, without limitation, any and all documents and materials set forth on the Data Room Web Site or otherwise provided directly by Seller to Purchaser are referred to collectively herein as the “Seller Due Diligence Materials”.
    (b)    If this Agreement is terminated for any reason, Purchaser shall promptly (i) return all original Seller Due Diligence Materials provided to Purchaser, and destroy all copies in any form of any Seller Due Diligence Materials, (ii) instruct all Persons to whom Purchaser has provided any Seller Due Diligence Materials to return any original Seller Due Diligence Materials to Seller, and destroy all copies in any form of any Seller Due Diligence Materials, and (iii) certify to Seller that all original Seller Due Diligence Materials have been returned to Seller and all copies in any form of any Seller Due Diligence Materials have been destroyed. For the avoidance of doubt, in the event this Agreement is terminated for any reason, Purchaser shall be prohibited from retaining any originals or copies in any form of any Seller Due Diligence Materials, all of which shall be returned to Seller (in the case of originals) or destroyed (in the case of copies in any form). The terms and conditions of this Section 4.1.3(b) shall survive the termination of this Agreement.
4.1.4.    Purchaser’s Due Diligence Reports. Purchaser shall, at Seller’s request, provide a copy to Seller of all third-party studies, reports and assessments prepared by any Person for or on behalf of Purchaser (other than those that (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to Applicable Law

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prohibiting their disclosure by Purchaser, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Purchaser or Purchaser’s Affiliates or any attorneys or accountants for or on their behalf) in connection with the Inspections (the “Purchaser Due Diligence Reports”). Any such deliveries shall be made without any certification, representation or warranty whatsoever. The provisions of this Section 4.1.4 shall survive the Closing or termination of this Agreement.
4.1.5.    Release and Indemnification. Purchaser (for itself and all Purchaser Indemnitees) hereby releases the Seller Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or in connection with the Inspections (including, without limitation, any liens placed on the Property or any other property owned by a Person other than Purchaser (including any Excluded Property) as a result of such Inspections), except to the extent resulting from Seller’s gross negligence or willful misconduct. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by any Seller Indemnitee arising from or in connection with the Inspections. At Seller’s request, Purchaser, at Purchaser’s sole cost and expense, shall repair any damage to the Property or any other property owned by a Person other than Purchaser (including any Excluded Property) arising from or in connection with the Inspections, and restore the Property or such other third party property (including any Excluded Property) to the same condition as existed prior to such Inspections, or replace the Property or such third party property with property (including any Excluded Property) of the same quantity and quality. Notwithstanding anything to the contrary in this Section 4.1.5, in no event shall Purchaser have any liability or obligation in connection with the mere discovery of a pre-existing condition affecting the Property which condition was not caused or exacerbated by Purchaser or Purchaser’s Inspectors. This Section 4.1.5 shall survive the Closing or termination of this Agreement.
4.1.6.    Insurance. Prior to commencing any Inspections, Purchaser shall provide to Seller a certificate of insurance, in form and substance reasonably satisfactory to Seller, evidencing that Purchaser maintains (i) contractual liability and products and completed operations with limits not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate for bodily injury, including death, and property damage combined, insuring Purchaser against its indemnification obligations under Section 4.1.5, and (ii) worker’s compensation insurance in amount, form and substance required under Applicable Law. All such insurance shall: (a) name Fee Seller, Leasehold Seller and Manager as additional insureds; (b) cover the liability assumed by Purchaser under this Agreement; (c) be issued by an insurance company reasonably acceptable to Seller; (d) be primary and noncontributory with any insurance which may be carried by Seller; and (e) provide that said insurance shall not be canceled or modified without thirty (30) days’ prior written notice to Fee Seller and Leasehold Seller. Purchaser shall deliver said policy or policies or certificates thereof to Seller prior to commencing any entry upon the Property, and renewals thereof at least thirty (30) days before the expiration date thereof. Purchaser’s maintenance of such insurance policies shall not release or limit Purchaser’s indemnification obligations under Section 4.1.5.
ARTICLE V
TITLE TO THE PROPERTY
5.1    Title Commitment. Purchaser acknowledges its receipt of the Title Commitment. Purchaser acknowledges and agrees that the Property shall be sold, and title thereto conveyed, subject to the following matters (collectively, the “Permitted Exceptions”):
5.1.1.    all liens, encumbrances or other exceptions to title (“Title Exceptions”) disclosed in the Title Commitment, except for those items listed on Schedule 5.1.1;

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5.1.2.    all present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property or the Improvements, including, without limitation, landmark designations and all zoning variances and special exceptions, if any;
5.1.3.    mechanics’ and materialmen’s liens and any similar liens and encumbrances arising from or in connection with any Ongoing Work, provided that Seller satisfies its obligations with respect thereto under Section 11.5;
5.1.4.    all presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as provided herein;
5.1.5.    the state of facts and circumstances shown by the Existing Survey;
5.1.6.    standard exclusions from coverage contained in the form of title policy employed by the Title Company;
5.1.7.    any title exception arising out of the acts or omissions of Purchaser or Purchaser’s Inspectors;
5.1.8.    any title exception that is not otherwise an Unpermitted Exception which arises in connection with the operation of the Property in the Ordinary Course of Business and not from any event, fact, circumstance, act or omission which constitutes a breach by Seller of its covenants or obligations under this Agreement, provided that such title exception does not adversely affect the operation and/or value of the Property in any material respect; and
5.1.9.    any other matters which are expressly stated hereunder to be (or which expressly become pursuant to the terms hereof) Permitted Exceptions.
5.2    Survey. Purchaser acknowledges its receipt of the Existing Survey. Purchaser shall have the right until ten (10) days prior to the Closing Date to obtain an Updated Survey. Any Updated Survey obtained by Purchaser shall be prepared by a duly licensed surveyor at Purchaser’s sole cost and expense, in accordance with the ALTA/NSPS Minimum Standard Detail Requirements for Land Title Surveys, certified to Purchaser and the Title Company, and shall otherwise be in accordance with such standards as are required by the Title Company in order to issue the Title Policy. In the event Purchaser does not obtain an Updated Survey prior to the tenth (10th) day prior to the Closing Date and the Title Company determines that the Existing Survey is insufficient to permit the Title Company to remove or insure over any survey exception in the Title Commitment, then Seller shall have no obligation to cause the Title Company to remove or insure over any such survey exception, and such exception shall constitute a Permitted Exception.
5.3    Exceptions to Title.
5.3.1.    Unpermitted Exceptions. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any obligation to cure any title matter except for the Unpermitted Exceptions. As used herein, “Unpermitted Exceptions” means, (i) all mortgages, deeds of trust, mechanics liens (other than with respect to the Ongoing Work, provided that Seller satisfies its obligations with respect thereto under Section 11.5) for work, labor and/or materials procured by, or by Manager at the direction of, Seller, judgment liens, Tax liens or any other monetary liens or monetary encumbrances (other than real estate Taxes or assessments that are a lien but not yet due and payable) encumbering title to the Property which may be removed in accordance with its terms by payment of a liquidated amount (any of the foregoing

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individually or collectively, “Monetary Encumbrances”), (ii) any New Title Exceptions objected to by Purchaser that are voluntarily created by Seller, or by Manager at the direction of Seller, without Purchaser’s consent, (iii) the Operating Lease, (iv) Taxes which constitute Title Exceptions which would be delinquent if unpaid at Closing; provided, however, that if any such Taxes are payable in installments, such obligation shall apply only to the extent such installments would be delinquent if unpaid at Closing, and (v) any other Title Exceptions objected to by Purchaser (excluding Monetary Encumbrances) which may be removed in accordance with its terms by payment of a liquidated amount, which, in each case, Seller is required to remove of record at or prior to Closing, regardless of whether Purchaser fails to object to such Title Exceptions, provided that in the case of Title Exceptions described in clause (v), Seller’s obligation to remove such exceptions shall be limited to the aggregate sum of One Million and 00/100 Dollars ($1,000,000.00) (other than Title Exceptions set forth on Schedule 5.1.1, which shall not be applied towards such sum), beyond which such Title Exceptions shall be deemed Permitted Exceptions; provided, however, that (i) the rights and interests of customers and guests at the Hotel to occupy rooms as guests only on a transient license basis, (ii) the rights of tenants or licensees under the Tenant Leases, as tenants only, pursuant to the Tenant Leases, (iii) the rights of Manager or any of its Affiliates under the HMA Documents, (iv) the rights of the Condominium Association and the Condominium Board under the Condominium Documents, (v) the rights of any party other than Seller under the Golf Course Use Agreements, the Tennis License Agreement, the Hotel Facilities Agreement, the Cost Sharing Agreement or the Revenue Sharing Agreement, (vi) the rights of any party to any instrument or agreement which constitutes a Permitted Exception, and (vii) all liens and encumbrances caused or created by Purchaser or any of Purchaser’s Inspectors, shall in no event constitute Unpermitted Exceptions and shall be deemed Permitted Exceptions.
5.3.2.    Permitted Exceptions. All Title Exceptions to which Purchaser does not object to in writing prior to the Effective Date, other than the Unpermitted Exceptions, shall constitute Permitted Exceptions to title to the Real Property and are hereby approved by Purchaser.
5.3.3.    Updated Title Commitment or Survey. If any update of the Title Commitment (the “Title Report Update”) delivered to or received by Purchaser after the Effective Date discloses any Title Exception which was not previously disclosed in the Title Commitment (a “New Title Exception”), or the Updated Survey discloses any defect which was not previously disclosed in the Existing Survey (a “New Survey Defect”), and (i) such New Title Exception or New Survey Defect does not constitute a Permitted Exception, (ii) Purchaser otherwise did not have Knowledge of such New Title Exception or New Survey Defect as of or prior to the Effective Date, (iii) such New Title Exception or New Survey Defect would have more than a de minimis adverse effect on the operation of the Property after the Closing, and (iv) such New Title Exception or New Survey Defect was not caused by Purchaser or any Person on behalf of Purchaser, then Purchaser shall have the right to request Seller to remove or cure such New Title Exception or New Survey Defect at or prior to Closing by providing written notice to Seller within the earlier of: (A) five (5) Business Days after receiving such Title Report Update or Updated Survey, or (B) the Closing (the “New Title and Survey Objection Notice”). Should Purchaser fail to timely deliver to Seller a New Title and Survey Objection Notice, Purchaser shall be deemed to have approved such matters and such matters shall be deemed to be Permitted Exceptions; provided, however, that if any new Unpermitted Exceptions appear in a Title Report Update, Seller shall be required to cure such Unpermitted Exceptions regardless of whether Purchaser fails to object to such Unpermitted Exception so long as Purchaser delivers to Seller a copy of the Title Report Update or Updated Survey setting forth such Unpermitted Exceptions within the same period for delivery of a New Title and Survey Objection Notice (failing which, such Unpermitted Exceptions shall be deemed accepted by Purchaser and shall thenceforth be Permitted Exceptions hereunder). If Purchaser timely provides a New Title and Survey Objection Notice to Seller, Seller may elect, by providing written notice (the “New Title and Survey Election Notice”) to Purchaser within the earlier of five (5) Business Days after Seller’s receipt

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of such New Title and Survey Objection Notice or Closing, to notify Purchaser in writing whether it intends (1) to remove or cure such New Title Exception or New Survey Defect at or prior to Closing, or (2) not to remove or cure such New Title Exception or New Survey Defect (provided that Seller shall be required to remove and/or cure any Unpermitted Exceptions as of the Closing so long as Purchaser timely delivers to Seller a copy of the Title Report Update, updated Existing Survey or Updated Survey setting forth such Unpermitted Exceptions as provided in the preceding sentence). If Seller does not provide a New Title and Survey Election Notice to Purchaser within such time period, then Seller shall be deemed to have elected not to remove or cure such New Title Exception or New Survey Defect pursuant to clause (2) of the preceding sentence (other than Unpermitted Exceptions for which Purchaser has timely delivered to Seller a copy of the Title Report Update, updated Existing Survey or Updated Survey setting forth such Unpermitted Exceptions as provided above, all of which Seller is required to remove and/or cure as of Closing). If Seller elects or is deemed to have elected not to remove or cure a New Title Exception or New Survey Defect, then Purchaser shall have the right, as its sole and exclusive remedy with respect to such election (or deemed election) of Seller, to elect, by providing written notice (the “New Title and Survey Response Notice”) to Seller within the earlier of five (5) Business Days after Purchaser’s receipt of the New Title and Survey Election Notice (or the date on which Seller is deemed to have elected not to remove or cure such New Title Exception or New Survey Defect, as applicable) or the Closing to (I) terminate this Agreement, in which case the Deposit shall be refunded to Purchaser in accordance with the Deposit Escrow Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (II) proceed to Closing pursuant to this Agreement and accept title to the Real Property subject to such New Title Exception or New Survey Defect which thereafter shall be deemed to constitute a Permitted Exception, without any credit against the Purchase Price for such New Title Exception or New Survey Defect. If Purchaser does not timely provide a New Title and Survey Response Notice to Seller within such time period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (II) of the preceding sentence.
5.3.4.    Removal of Unpermitted Exceptions. Seller shall have no obligation to cure any Title Exceptions other than the Unpermitted Exceptions. Seller may cure any Unpermitted Exception by removing such Unpermitted Exception from title, causing the Title Company to omit such Unpermitted Exception from the Title Policy, or causing the Title Company to provide affirmative coverage with respect to such Unpermitted Exception or collection thereof (other than for Monetary Encumbrances), at any time prior to or at Closing.
5.3.5.    Replacement of Title Company. Notwithstanding anything to the contrary contained in this Article V, in the event that the Title Company or any title company retained by Purchaser shall raise an exception to title which is not a Permitted Exception, Seller shall have no obligation to eliminate such exception and Purchaser shall have no right to terminate the Agreement by reason of such exception (and such exception shall be deemed a Permitted Exception) if the Title Company or another nationally recognized title company, as applicable, shall be prepared to insure title to the Property at regular rates either omitting, or providing affirmative coverage with respect to, such exception as provided in Section 5.3.4.
5.3.6.    Extension of Closing Date. If Seller determines that it will be unable to cure any Unpermitted Exceptions in the manner provided in Section 5.3.4 at or prior to Closing, Seller shall have the right, but not the obligation, subject to Section 10.1, to postpone the Closing one or more time(s) to a date no later than December 30, 2022. upon written notice thereof to Purchaser no later than three (3) Business Days prior to the then scheduled Closing Date.
5.4    Title Policy. At Closing, Seller shall cause the Title Company (or another nationally recognized title company) to issue a title insurance policy to Purchaser (which may be in the form of a mark-up of the Title Commitment) in accordance with the Title Commitment, insuring

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Purchaser’s valid fee interest in the Land as of the Closing Date, in the amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”). Purchaser may obtain any endorsements to the Title Policy as may be available in the jurisdiction where the Land is located but the same shall not be a condition to the Closing. The Title Policy shall be an ALTA extended coverage title policy if Purchaser pays the premiums and costs of obtaining such extended coverage as provided in Section 11.4.2.
5.5    Conveyance of the Land. At Closing, Fee Seller shall convey Fee Seller’s right, title and interest in the Land subject only to all (i) Permitted Exceptions, and (ii) Unpermitted Exceptions which are cured in a manner prescribed under Section 5.3.4 at or prior to Closing.
ARTICLE VI
CONDITION OF THE PROPERTY
6.1    PROPERTY SOLD “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY OF THE DOCUMENTS DELIVERED AT CLOSING BY SELLER, (A) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, SUBJECT TO WEAR AND TEAR FROM THE EFFECTIVE DATE UNTIL CLOSING, AND (B) NEITHER SELLER NOR ANY OTHER SELLER ENTITY HAS ANY OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.
6.2    LIMITATION ON REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY OF THE DOCUMENTS DELIVERED AT CLOSING BY SELLER, NEITHER SELLER, MANAGER, LIQUOR LICENSE HOLDER, OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE OPERATION OF THE PROPERTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE OPERATION OF THE PROPERTY, (C) THE COMPLIANCE OF THE PROPERTY OR THE OPERATION OF THE PROPERTY WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (E) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE OPERATION OF THE PROPERTY.
6.3    RELIANCE ON DUE DILIGENCE. PURCHASER ACKNOWLEDGES AND AGREES THAT:

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(A)    PURCHASER SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE OPERATION OF THE PROPERTY, INCLUDING REVIEWING ALL SELLER DUE DILIGENCE MATERIALS AND OBTAINING INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY AND THE OPERATION OF THE PROPERTY;
(B)    PURCHASER SHALL BE DEEMED TO BE SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY AND THE OPERATION OF THE PROPERTY UPON ITS DEPOSIT OF THE INITIAL DEPOSIT;
(C)    PURCHASER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY, ITS REVIEW OF THE SELLER DUE DILIGENCE MATERIALS AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT IN PURCHASING THE PROPERTY; AND
(D)    PURCHASER WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLER (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT AND ANY OF THE DOCUMENTS DELIVERED AT CLOSING BY OR ON BEHALF OF SELLER), MANAGER, LIQUOR LICENSE HOLDER, OR ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.
6.4    RELEASE OF SELLER FOR VIOLATIONS OF APPLICABLE LAW. PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) DOES HEREBY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, RELEASE AND DISCHARGE THE SELLER INDEMNITEES FROM ANY AND ALL VIOLATIONS OF APPLICABLE LAW INCLUDING, WITHOUT LIMITATION ENVIRONMENTAL CLAIMS AND ENVIRONMENTAL LIABILITIES, WHETHER NOW KNOWN OR UNKNOWN TO PURCHASER; PROVIDED, HOWEVER, THAT SUCH RELEASE AND DISCHARGE SHALL NOT APPLY TO (A) ANY INDEMNIFICATION OBLIGATION OF SELLER UNDER THIS AGREEMENT OR ANY OF THE DOCUMENTS DELIVERED AT CLOSING BY SELLER OR (B) CLAIMS MADE BY PURCHASER OR ITS AFFILIATES CAUSED BY THE FRAUD OR INTENTIONAL MISCONDUCT OF SELLER. PURCHASER COVENANTS AND AGREES NOT TO SUE SELLER AND THE SELLER INDEMNITEES AND RELEASES SELLER AND THE SELLER INDEMNITEES OF AND FROM AND WAIVES ANY CLAIM OR CAUSE OF ACTION, INCLUDING, WITHOUT LIMITATION, ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION OR CONTRACTUAL AND/OR STATUTORY ACTIONS FOR CONTRIBUTION OR INDEMNITY, THAT PURCHASER MAY HAVE AGAINST SELLER OR ANY OF THE SELLER INDEMNITEES UNDER ANY ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL CLAIMS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS, IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL LAWS, OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CLAIMS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY.

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6.5    SURVIVAL. THIS ARTICLE VI SHALL SURVIVE THE CLOSING.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
7.1    Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction described in this Agreement, Seller hereby makes the express representations and warranties in this Section 7.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely.
7.1.1.    Organization and Power. Each of Fee Seller and Leasehold Seller is a limited liability company duly formed, validly existing and in good standing in the State of Delaware.
7.1.2.    Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Seller pursuant to this Agreement (the “Seller Documents”), and to perform all obligations of Seller under each of the Seller Documents, (ii) the execution and delivery by the signer on behalf of Seller of each of the Seller Documents, and the performance by Seller of its obligations under each of the Seller Documents, has been duly and validly authorized by all necessary action by Seller, and (iii) each of the Seller Documents, when executed and delivered, will constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity)).
7.1.3.    Consents and Approvals; No Conflicts. Subject to the recordation of any Seller Documents as appropriate, and except as disclosed in Schedule 7.1.3, (i) no authorization, consent or approval of, any Governmental Authority is necessary for execution or delivery by Seller of any of the Seller Documents, or the performance by Seller of any of its obligations under any of the Seller Documents or the consummation by Seller of the transaction described in this Agreement, except to the extent the failure to obtain such authorization, consent or approval would not have a material adverse effect on the operation of the Property or Seller’s ability to consummate the transaction described in this Agreement, and (ii) neither the execution and delivery by Seller of any of the Seller Documents, nor the performance by Seller of any of its obligations under any of the Seller Documents, nor the consummation by Seller of the transaction described in this Agreement, will: (A) violate any provision of Seller’s organizational or governing documents; (B) violate any Applicable Law to which Seller is subject; (C) result in a violation or breach of, or constitute a default under any of the Contracts, Tenant Leases, Condominium Documents, Golf Course Use Agreement, Hotel Facilities Agreement, HMA Documents, Cost Sharing Agreement, Revenue Sharing Agreement, and Tennis License Agreement, except to the extent such violation, breach or default would not have a material adverse effect on the operation of the Property or Seller’s ability to consummate the transaction described in this Agreement; or (D) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.
7.1.4.    Title to Personal Property. Except for the Excluded Personal Property, the Equipment Leases (which shall be subject only to the ownership interest of the lessor thereunder), and as set forth in Schedule 7.1.4, Fee Seller and Leasehold Seller together have good and valid title to all tangible Personal Property, which shall be free and clear of all liens, and encumbrances as of the Closing.
7.1.5.    Condemnation. Neither Seller nor, to Seller’s Knowledge, Manager, has received any written notice of any pending condemnation proceeding or other proceeding in

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eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting the Property or any portion thereof.
7.1.6.    Compliance with Applicable Law. Except as set forth in Schedule 7.1.6, neither Seller nor, to Seller’s Knowledge, Manager, has received any written notice from any Governmental Authority having jurisdiction over the Property (a) indicating that the current condition, occupancy, operation or use of the Property owned by the Seller is not in compliance with, or requires correction under, Applicable Law, (b) revoking, canceling, denying renewal of, or threatening any such action in writing with respect to, any permit or Liquor License legally required for present occupancy or operation of the Property, or (c) indicating that any inquiry, complaint, proceeding or investigation (excluding routine, periodic inspections) is contemplated or pending regarding compliance of the Property with any Applicable Law. Seller has no Knowledge, nor has it received written notice within the past three (3) years, of any existing or threatened violation of any restrictive covenants or deed restrictions affecting the Property.
7.1.7.    Litigation. Except as set forth in Schedule 7.1.7, there are no actions, suits, arbitrations, formal governmental investigations or proceedings (including but not limited to those relating to bankruptcy) pending or, to Seller’s Knowledge, threatened against Seller or the Property or relating to Seller or the Property, in each case, not covered by insurance. To Seller’s Knowledge, except as set forth in Schedule 7.1.7, there are no actions, suits, arbitrations, formal governmental investigations, or proceedings (including those relating to bankruptcy) in each case with respect to the Property and pending or threatened against Manager.
7.1.8.    Employees. Seller has no employees, and, to Seller’s Knowledge, no individuals are employed at the Property other than employees of Manager. Neither Seller, nor, to Seller’s Knowledge, Manager is a party to any collective bargaining agreements with any labor union with respect to the Employees. Neither Seller, nor, to Seller’s Knowledge, Manager has received (i) any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the Employees or (ii) any written notice of any claim of unfair labor practices.
7.1.9.    Taxes. Except as disclosed in Schedule 7.1.9, (i) all Taxes related to the ownership, operation and use of the Property which would be delinquent if unpaid will be paid in full or prorated at Closing as part of the Prorations pursuant to Section 11.2; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing, (ii) Seller and, to Seller’s Knowledge, Manager, has not received any written notice for an audit of any Taxes related to the ownership, operation and use of the Property which has not been resolved or completed and (iii) neither Seller nor, to Seller’s Knowledge, Manager is currently contesting any real property taxes or assessments against the Property.
7.1.10.    Licenses and Permits. As of the Effective Date, Seller has made available to Purchaser true and complete copies of the Licenses and Permits in its possession. Except as set forth in Schedule 7.1.10, neither Seller nor, to Seller’s Knowledge, Manager, has received any written notice from any Governmental Authority of (i) any material violation, suspension, revocation or non-renewal of any Licenses and Permits with respect to the Property or the operation of the Property that has not been cured or dismissed, or (ii) any failure by Seller to obtain any material Licenses and Permits required for the operation of the Property that has not been cured or dismissed.
7.1.11.    Tenant Leases. Schedule 2.1.8 sets forth a correct and complete list of the Tenant Leases and Seller has made available to Purchaser true and complete copies of the Tenant Leases that are in effect and binding on the Property. Except as set forth in Schedule 2.1.8, (i) neither Fee Seller, Leasehold Seller nor, to Seller’s Knowledge, Manager, has given or received

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any written notice of any material breach or material default under any of the Tenant Leases which has not been cured and (ii) to Seller’s Knowledge, there are no material defaults or events that with notice or lapse of time or both would constitute a material default by Fee Seller, Leasehold Seller or, to Seller’s Knowledge, by any other party under the Tenant Leases.
7.1.12.    Material Contracts. Schedule 7.1.12 sets forth a correct and complete list of the Material Contracts that are necessary to operate the Hotel in a manner consistent with current practice and Seller has made available to Purchaser true and complete copies of the Material Contracts. Except as set forth on Schedule 7.1.12, (i) all Material Contracts are in full force and effect, (ii) neither Fee Seller, Leasehold Seller nor, to Seller’s Knowledge, Manager, has given or received any written notice of any material breach or material default under any of the Material Contracts which has not been cured and (iii) there are no material defaults or events that with notice or the passage of time or both, would constitute a material default by Fee Seller, Leasehold Seller or, to Seller’s Knowledge, by any other party under the Material Contracts. To Seller’s Knowledge, all Contracts are in full force and effect and there are no defects under any Contracts that would render such Contracts unenforceable against any other party thereto.
7.1.13.    HMA Documents; Hotel Facilities Agreement; Cost Sharing Agreement; Revenue Sharing Agreement. At Closing, the HMA Documents (together with an HMA Amendment, if obtained, and any ancillary agreements provided in connection therewith), the Hotel Facilities Agreement, the Cost Sharing Agreement and the Revenue Sharing Agreement will be the only property management agreements with respect to the Property. Seller has made available to Purchaser true and complete copies of the HMA Documents, the Hotel Facilities Agreement, the Cost Sharing Agreement and the Revenue Sharing Agreement. Except as described in Schedule 7.1.13, (i) the HMA Documents, the Hotel Facilities Agreement, the Cost Sharing Agreement and the Revenue Sharing Agreement are in full force and effect, and (ii) to Seller’s Knowledge, there are no defaults or events that with notice or lapse of time or both would constitute a material default by any party under the HMA Documents, the Hotel Facilities Agreement, the Cost Sharing Agreement or the Revenue Sharing Agreement. Except as set forth on Schedule 7.1.13, neither Fee Seller nor Leasehold Seller has given or received any written notice of any material breach or material default under the HMA Documents, the Hotel Facilities Agreement, the Cost Sharing Agreement or the Revenue Sharing Agreement which has not been cured.
7.1.14.    Brokers. Seller has not dealt with any broker, agent, finder or similar party in connection with the transactions contemplated hereby other than Eastdil Secured (the “Broker”).
7.1.15.    Foreign Person. Each of Fee Seller and Leasehold Seller (or, if Leasehold Seller or Fee Seller is a disregarded entity for U.S. federal income tax purposes, the owner of Leasehold Seller or Fee Seller, as applicable, for U.S. federal income tax purposes) is not a “foreign person” as defined in Section 1445 of the Code and the regulations issued thereunder.
7.1.16.    Environmental Matters. Neither Fee Seller, Leasehold Seller nor, to Seller’s Knowledge, Manager has received any written notice from any governmental or regulatory authority of the presence or release of any Hazardous Substances in violation of any applicable Environmental Laws which remains uncured. Seller has provided to Purchaser or made available for Purchaser’s inspection true and accurate copies of the environmental site assessment reports with respect to the Property set forth on Schedule 7.1.16.
7.1.17.    ERISA. Neither Fee Seller nor Leasehold Seller is an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or a “plan” described in Section 4975 of the Code, and no non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code will result from the consummation of the transactions contemplated by this Agreement. The Property does not represent the asset of any plan, account

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or other arrangement that is subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code.
7.1.18.    Financial Information. Seller has delivered to Purchaser, or made available to Purchaser for examination, true and accurate copies of the monthly and annual operating statements used by Seller in the Ordinary Course of Business, as prepared by Manager and delivered by Manager to Seller for the years 2019, 2020 and 2021 and the monthly operating statements as prepared by Manager and delivered by Manager to Seller for each of the months year-to-date for 2022.
7.1.19.    Bankruptcy. Neither Fee Seller nor Leasehold Seller (a) is the subject of any case, petition or other proceeding with respect to it or its assets, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) has caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) has made a general assignment for the benefit of creditors.
7.1.20.    Rights of Others. Neither Fee Seller nor Leasehold Seller nor, to Seller’s Knowledge, any other Person, has granted any right of first refusal or option to purchase all or any part of the Property.
7.1.21.    Sanction and Anti-Corruption Laws. Seller acknowledges that Purchaser is required to confirm that the conduct of Seller and its representatives with respect to the sale of the Property complies with Sanction and Anti-Corruption Laws. Accordingly, Seller represents and warrants that (i) neither Fee Seller, Leasehold Seller nor, to Seller’s Knowledge, any of their respective representatives is a Person who could cause Purchaser to be in violation of any Sanction and Anti-Corruption Laws, and (ii) neither Fee Seller, Leasehold Seller nor, to Seller’s Knowledge, any of its representatives has directly or indirectly authorized, offered, promised or given, in relation to the Property or this Agreement, anything of value (1) to a Government Official in order to influence official action or (2) to any Person while knowing or having reason to know that all or part of it will be offered, promised or given to a Government Official in order to influence official action. Seller shall take all actions necessary to ensure that these representations and warranties remain true until the Closing or earlier termination of this Agreement.
7.1.22.    Intellectual Property. To Seller’s Knowledge, none of the Intellectual Property owned by Fee Seller or Leasehold Seller, if any, is registered with the United States Patent and Trademark Office or the United States Copyright Office.
7.1.23.    Ongoing Work. Schedule 11.5.1 contains a complete list of the agreements to which Fee Seller or Leasehold Seller is a party associated with the Ongoing Work, including any engineering agreements, architect agreements, development design agreements, contractor agreements and similar agreements and all amendments thereto (collectively, the “Ongoing Work Contracts”), that are in effect as of the Effective Date and that Purchaser is required to assume pursuant to Section 11.5.1.  Seller has delivered to Purchaser or made available for Purchaser’s review copies of the Ongoing Work Contracts.
7.1.24.    Condominium Board. Fee Seller has paid all assessments and other charges of any kind or nature billed to Fee Seller by the Condominium Board that were due and payable through the Effective Date. Except as set forth on Schedule 7.1.24, Fee Seller has neither given nor received any written notice of any material breach or material default under the

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Condominium Documents which has not been cured and, to Seller’s Knowledge, no condition has occurred which, with the giving of notice or passage of time or both, would constitute a material default by Fee Seller thereunder.
Seller’s representations in this Section 7.1 shall be deemed to be modified to reflect (i) any information which was actually known to Purchaser on or prior to the Effective Date, (ii) any information of which Purchaser had Constructive Knowledge on or prior to the Effective Date, (iii) changes permitted pursuant to the terms of this Agreement (e.g., entering into a new Lease or Operating Agreement that is not in violation of Section 8.2), and (iv) information which discloses loss or damage to the Property as a result of fire or other casualty or condemnation (which shall be governed by the terms of Article XIV below). Any and all uses of the defined term “Constructive Knowledge” shall mean that Purchaser shall be deemed to have knowledge of such information from (A) any estoppels, or other instrument from a third party received by Purchaser, (B) any written disclosure by Seller or Seller’s agents or employees to Purchaser, (C) all documents, information and other materials contained in the Data Room Web Site as of the Effective Date, (D) any information disclosed in Purchaser Due Diligence Reports obtained prior to the Effective Date, (E) information contained in the physical tenant correspondence files containing hard copies or original documents located in the management office on the Property as of the Effective Date, if any, or provided to Purchaser via a portable thumb or USB flash drive, (F) any matter affecting any of Seller’s representations and warranties above resulting from any actions of any Purchaser Indemnitees or Purchaser’s Inspectors, and (G) any other documents, information and other materials otherwise disclosed to Purchaser in writing on or prior to the Effective Date.
Notwithstanding the foregoing, if Purchaser has Knowledge or Constructive Knowledge of a breach of any representation or warranty made by Seller in this Agreement as of or prior to Closing, and Purchaser nevertheless proceeds to close the transaction described in this Agreement, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s Knowledge or Constructive Knowledge of such breach.
7.2    Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 7.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely.
7.2.1.    Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.
7.2.2.    Authority and Binding Obligation. (i) Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under each of the Purchaser Documents, (ii) the execution and delivery by the signer on behalf of Purchaser of each of the Purchaser Documents, and the performance by Purchaser of its obligations under each of the Purchaser Documents, has been duly and validly authorized by all necessary action by Purchaser, and (iii) each of the Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity)).
7.2.3.    Consents and Approvals; No Conflicts.

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(a)    (i) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of the Purchaser Documents, the performance by Purchaser of any of its obligations under any of the Purchaser Documents, or the consummation by Purchaser of the transaction described in this Agreement, and (ii) neither the execution and delivery by Purchaser of any of the Purchaser Documents, nor the performance by Purchaser of any of its obligations under any of the Purchaser Documents, nor the consummation by Purchaser of the transaction described in this Agreement, will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.
(b)     To Purchaser’s Knowledge, Purchaser satisfies all transfer requirements, if any, under the HMA Documents, the Hotel Facilities Agreement, the Cost Sharing Agreement and the Revenue Sharing Agreement applicable to an assignee of the owner party thereunder and covenants that Purchaser will deliver all documents required under the HMA Documents, the Hotel Facilities Agreement, the Cost Sharing Agreement and the Revenue Sharing Agreement in connection with the transfer of such HMA Documents, the Hotel Facilities Agreement, the Cost Sharing Agreement and the Revenue Sharing Agreement to Purchaser.
7.2.4.    Broker. Purchaser has not dealt with any broker, agent, finder or similar party in connection with the transactions contemplated hereby other than the Broker.
7.2.5.    Sanction and Anti-Corruption Laws. Purchaser acknowledges that Seller is required to confirm that the conduct of Purchaser and its representatives with respect to the acquisition of the Property complies with Sanction and Anti-Corruption Laws. Accordingly, Purchaser represents and warrants that (i) neither Purchaser nor, to Purchaser’s Knowledge, any of its representatives is a Person who could cause any Seller Entity to be in violation of any Sanction and Anti-Corruption Laws, and (ii) neither Purchaser nor, to Purchaser’s Knowledge, any of its representatives has directly or indirectly authorized, offered, promised or given, in relation to the Property or this Agreement, anything of value (1) to a Government Official in order to influence official action or (2) to any Person while knowing or having reason to know that all or part of it will be offered, promised or given to a Government Official in order to influence official action. Purchaser shall take all actions necessary to ensure that these representations and warranties remain true until the Closing or earlier termination of this Agreement.
Notwithstanding the foregoing, if Seller has Knowledge prior to Closing of a breach of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to close the transaction described in this Agreement, such representation or warranty by Purchaser shall be deemed to be qualified or modified to reflect Seller’s Knowledge of such breach.
ARTICLE VIII
COVENANTS
8.1    Confidentiality.
8.1.1.    Disclosure of Confidential Information. Seller and Purchaser shall, and Purchaser shall cause Purchaser’s Inspectors to, keep confidential, and not make any public announcement or disclose to any Person the existence or any terms of this Agreement or any information disclosed under or in connection with Section 8.12 or by the Inspections or in the

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Seller Due Diligence Materials, the Purchaser Due Diligence Reports or any other documents, materials, data or other information with respect to the Property or the operation of the Property which is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required under Applicable Law, including, without limitation, the filing with the SEC of this Agreement in the Purchaser’s 10-K filing and the audited financial statements generated pursuant to Section 8.12 on or after the Closing, and (ii) disclose any Confidential Information to any Person on a “need to know” basis, such as their respective shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions described in this Agreement; provided, however, that Seller or Purchaser (as the case may be) shall (A) advise such Person of the confidential nature of such Confidential Information, (B) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such Confidential Information, and (C) be responsible for any disclosure of such Confidential Information by such Person as though such Person were directly bound by this Section 8.1.1. Notwithstanding the foregoing, after the consummation of Closing, Purchaser may disclose Confidential Information related to the Property (but not related to Leasehold Seller, Fee Seller, Manager or their respective Affiliates) in its sole discretion and without the consent of Seller.
8.1.2.    Public Announcements. Neither Purchaser nor Seller shall issue a press release concerning this Agreement and the transactions contemplated hereby without first obtaining the other Party’s prior written consent. Notwithstanding anything in this Agreement to the contrary, Purchaser may issue the press release attached hereto as Exhibit M upon or after the execution of this Agreement by Purchaser and Seller. Additionally, notwithstanding anything in this Agreement to the contrary, Purchaser shall be permitted to file one or more 8Ks upon or after execution of this Agreement, which may include the press release attached as Exhibit M but will not include this Agreement and/or the audited financial statements generated pursuant to Section 8.12 of this Agreement until after Closing has occurred.
8.1.3.    Communication with Governmental Authorities. Without limiting the generality of the provisions in Section 8.1.1, Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including, without limitation, Purchaser’s Inspectors), directly or indirectly, communicate with any Governmental Authority or any official, employee or representative thereof, involving any matter with respect to the Property or the business. Provided that Purchaser provides at least forty-eight (48) hours’ prior notice (which notice may be oral and provided telephonically or may be provided by email) and affords Seller the opportunity to have a representative present (provided that Seller’s failure to have any such person present despite receiving requisite notice shall not preclude such communications from proceeding), Purchaser may, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including, without limitation, Purchaser’s Inspectors), directly or indirectly, communicate with any Governmental Authority or any official, employee or representative thereof, involving any matter with respect to the Property or the operation of the Property. Notwithstanding the foregoing, at any time and from time to time, Purchaser or Purchaser’s Inspectors may contact any Governmental Authority having jurisdiction over the Property to obtain copies of licenses and permits or to obtain the information necessary to prepare zoning or environmental reports without prior notice to or consent of Seller.
8.1.4.    Communication with Tenants, Guests and Employees. Without limiting the generality of the provisions in Section 8.1.1, Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including, without limitation, Purchaser’s Inspectors), directly or indirectly, communicate with any Employees, tenants, guests and/or customers at the Property, or any representatives of any of the

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foregoing, without Seller’s and Manager’s prior written consent, which consent with respect to Employees and tenants and their respective representatives shall not be unreasonably withheld; provided, that each of Seller and Manager shall be copied on any written communications (including electronic mail) with Employees or tenants or their respective representatives and shall have the right, but not the obligation, to have its representatives present in any discussion with Employees or tenants or their respective representatives.
8.1.5.    Communications with Manager. Seller hereby consents and agrees that Purchaser shall be entitled, at any time and from time to time, to meet and/or communicate with Manager regarding matters related to the transition upon Closing and operations after Closing. Prior to meeting and/or communicating with Manager’s on-site representatives, including, without limitation, the general manager, building engineers, director of finance, sales managers and any members of the executive staff of the Property, regarding any matters with respect to the Property due diligence, Purchaser shall provide Seller at least forty-eight (48) hours’ prior notice (which notice may be oral and provided telephonically or may be provided by email) and affords Seller the opportunity to have a representative present (provided that Seller’s failure to have any such person present despite receiving requisite notice shall not preclude such communications from proceeding).
8.2    Conduct of the Business.
8.2.1.    Operation in Ordinary Course of Business. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall use commercially reasonable efforts to cause Manager to continue operating the Property in the Ordinary Course of Business consistent with the terms of the HMA Documents.
8.2.2.    Contracts. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not, without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, (i) amend, extend, renew or terminate (A) any existing Tenant Leases, Contracts or Licenses and Permits, except in the Ordinary Course of Business, or (B) the HMA Documents (other than in connection with an HMA Amendment and any ancillary agreements provided in connection therewith), the Hotel Facilities Agreement, the Condominium Documents, the Golf Course Use Agreements, the Tennis License Agreement, the Cost Sharing Agreement or the Revenue Sharing Agreement, or (ii) enter into any new Tenant Leases or Material Contracts, unless such new Tenant Leases or Material Contracts are terminable by Purchaser without any termination fee or cost upon not more than thirty (30) days’ notice.
8.3    Licenses and Permits. Purchaser shall be responsible for obtaining the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits. The licenses and permits required for the sale and service of alcoholic beverages at the Property (the “Liquor Licenses”) are held by the Liquor License Holder as provided in the HMA Documents. Purchaser, at its sole cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits as of the Closing, and Seller shall use commercially reasonable efforts (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Purchaser agrees in writing to reimburse) to cooperate with Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall promptly withdraw (or reverse) all such applications and cease all other activities with respect to such new licenses and permits, which obligation shall survive any such termination of this Agreement until all such applications have been withdrawn (or reversed) and activities have been ceased.

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8.4    Employees.
8.4.1.    Employees. Seller and Purchaser intend that there will be continuity of employment with respect to all of the Employees. It is agreed that prior to, or in connection with, the Closing, Purchaser shall not take any action, and Seller shall use commercially reasonable efforts to cause Manager not to take any action, which would trigger the application of the Worker Adjustment and Retraining Notification Act (or similar local or state laws or regulations) or which would otherwise cause the termination of the employment of any Employee, and Seller shall not be under any obligation to cause Manager to terminate any Employee prior to or on the Closing Date. Subject to the Prorations set forth in Section 11.2.17, Purchaser shall be liable consistent with the HMA Documents for any amounts (including, but not limited to, Compensation) to which any Employee becomes entitled under any Employee Plans which exists or arises, or may be deemed to exist or arise, as a result of or in connection with the transactions contemplated by this Agreement, whether under Applicable Law or otherwise.
8.4.2.    No Third Party Beneficiaries. Purchaser and Seller each acknowledge that all provisions contained in this Section 8.4 with respect to Employees are included for the sole benefit of Purchaser (and Purchaser’s Affiliates, as applicable) and Seller (and Seller’s Affiliates, as applicable) and shall not be deemed to constitute an amendment to any employee benefit plan or create any right or third-party beneficiary rights (i) in any other person, including any Employees, former Employees, any participant in any Employee Plans or any beneficiary thereof, or any union or trust or (ii) to continued employment with Manager or other managers or contractors following the Closing Date.
8.4.3.    Survival. This Section 8.4 shall survive the Closing.
8.5    Bookings. Purchaser shall honor all Bookings made prior to the Closing Date for any period on or after the Closing Date. This Section 8.5 shall survive the Closing. Fee Seller, Leasehold Seller and/or Manager shall continue to enter into new Bookings in the Ordinary Course of Business.
8.6    Tax Contests.
8.6.1.    Taxable Period Prior to the Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which is prior to (and does not include) the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings. Other than the proceedings described in this Section 8.6.1 or as set forth in Section 8.6.2, Seller shall not commence any proceedings to contest any Taxes. This Section 8.6.1 shall survive the Closing.
8.6.2.    Taxable Period Prior to and Including the Closing Date. Purchaser shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Seller desires to contest any Taxes for such taxable period, Seller shall provide notice requesting that Purchaser contest such Taxes. If Purchaser desires to contest such Taxes, Purchaser shall provide written notice to Seller within thirty (30) days after receipt of Seller’s request confirming that Purchaser will contest such Taxes, in which case Purchaser shall proceed to contest such Taxes, and Seller shall not have the right to contest such Taxes. If Purchaser fails to provide such written notice confirming that Purchaser will contest such Taxes within such thirty (30)-day period, Seller shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements shall promptly pay such prorated amount due to the other

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Party. In the event that either Party elects to settle any proceeding involving the contest of any Taxes by such Party and such settlement may result in the other Party paying higher Taxes for any taxable period for which it is responsible than such Party would otherwise be obligated to pay if such settlement were not to occur, then the Party settling such proceeding shall be required to obtain the prior written consent of the other Party prior to entering into any such settlement. This Section 8.6.2 shall survive the Closing.
8.6.3.    Taxable Period Commencing After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences from and after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings. This Section 8.6.3 shall survive the Closing.
8.6.4.    Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 8.6.4 shall survive the Closing.
8.7    Notices and Filings. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Tenant Leases, the HMA Documents, the Hotel Facilities Agreement, the Cost Sharing Agreement, the Revenue Sharing Agreement, Contracts, the Condominium Documents, the Golf Course Use Agreements, the Tennis License Agreement and/or Licenses and Permits, and to affect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property or the operation of the Property. This Section 8.7 shall survive the Closing.
8.8    Access to Information. After the Closing, Purchaser shall provide (and cause Manager to provide) to the officers, employees, agents and representatives of any Seller Indemnitees with reasonable access to (i) the Books and Records with respect to the operations of the Property prior to Closing, and (ii) the Employees, for any purpose deemed reasonably necessary or advisable by Seller Indemnitees, including, without limitation, to investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any Person or insurance company; provided, however, that (A) such Seller Indemnitees shall provide reasonable prior notice to Purchaser, (B) Purchaser shall have the right to accompany the officers, employees, agents or representatives of such Seller Indemnitees who are provided such access, and (C) the applicable Seller Indemnitees shall defend, indemnify and hold harmless the Purchaser Indemnitees in accordance with Article XV from and against any Indemnification Losses incurred by any Purchaser Indemnitees arising out of any such access, inspection, investigation or evaluation conducted at the Property by the Seller Indemnitees or their respective officers, employees, agents and representatives. Purchaser, at its sole cost and expense, shall retain (or cause Manager to retain) all Books and Records with respect to the Property following the Closing for the length of time consistent with the retention programs and policies of Manager, but in any event for a period of not less than three (3) years after the Closing. The Seller Indemnitees shall have right for such period of time to review and copy (at their sole cost and expense) those Books and Records pertaining to the operation of the Property during the period prior to the Closing. This Section 8.8 shall survive the Closing.
8.9    Privacy Laws. To the extent Purchaser reviews, is given access to or otherwise obtains any Hotel Guest Data and Information as part of the purchase of the Property and the operation of the Property, Purchaser shall at all times prior to Closing comply in all material respects with all Applicable Law concerning (i) the privacy and use of such Hotel Guest Data and Information

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and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such Hotel Guest Data and Information. This Section 8.9 shall survive the Closing.
8.10    Further Assurances. From the Effective Date until the Closing or earlier termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement. The immediately preceding sentence of this Section 8.10 shall survive the Closing.
8.11    Estoppels. Seller shall request estoppel certificates prior to the Closing for each of the agreements listed on Schedule 8.11, in the forms provided by Purchaser prior to the Effective Date. Notwithstanding the foregoing, an estoppel satisfying the following requirements shall be deemed a “Confirming Estoppel” for all purposes hereof and Seller shall use its commercially reasonable effort to obtain Conforming Estoppels: such estoppel certificate shall be either (x) on Purchaser’s requested form, together with such reasonable changes as the certifying party may request, or (y) in compliance with the estoppel provisions of the applicable agreement, regardless of whether it includes Purchaser’s requested certifications or reliance parties. Failure to obtain any Confirming Estoppel shall not be deemed to be a Seller Default and the receipt of any Confirming Estoppel shall not be a condition to Purchaser’s obligation to consummate the transaction contemplated by this Agreement; provided, however that Purchaser’s receipt of Confirming Estoppels for the Hotel Management Agreement, the Golf Course Use Agreements and the Cost Sharing Agreement shall be Purchaser Closing Conditions under Section 9.2(d) and (e) hereof. If Seller determines that it will be unable to obtain a Confirming Estoppel with respect to the Hotel Management Agreement, the Golf Course Use Agreements or the Cost Sharing Agreement at or prior to Closing that does not disclose any material default under such agreements, Seller or Purchaser shall have the right, but not the obligation, subject to Section 10.1, to postpone the Closing one or more time(s) to a date no later than December 30, 2022 upon written notice thereof to the other party no later than one (1) Business Day prior to the then scheduled Closing Date.
8.12    Independent Audit. Seller shall request to be delivered to Purchaser prior to the Closing carve-out financial statements related to the Four Seasons Scottsdale Hotel, audited by Deloitte Touche Tohmatsu Limited (“Deloitte”), the Seller’s independent public accounting firm, (i) as of and for the years ended December 31, 2021 and December 31, 2020 and reviewed by Deloitte as of September 30, 2022, and December 31, 2021, respectively, and (ii) as of and for the nine months ended September 30, 2022 and September 30, 2021 (collectively, the “Closing Financial Statements”). The costs and expenses incurred in the preparation and delivery of the Closing Financial Statements shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. The Closing Financial Statements will be prepared in conformity with generally accepted accounting principles in the United States and be in a form and content sufficient to be filed with the SEC at Closing. The delivery to Purchaser of the Closing Financial Statements must be completed by Closing, however any further review or audit thereof conducted by Purchaser shall be at Purchaser’s sole cost and expense and not as a condition to Closing. If requested by Deloitte, Seller shall also provide to Deloitte a signed representation letter which would be sufficient to enable Deloitte to render an opinion on the Closing Financial Statements.  Seller

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shall authorize any attorneys who have represented Seller or its management companies, as applicable, in material litigation pertaining to or affecting the Property to respond to inquiries from Purchaser’s representatives or Deloitte. If Seller determines that it will be unable to deliver or cause to be delivered any Closing Financial Statements required under this Section 8.12 at or prior to Closing, Seller or Purchaser shall have the right, but not the obligation, subject to Section 10.1, to postpone the Closing one or more time(s) to a date no later than December 30, 2022 upon written notice thereof to the other party no later than three (3) Business Days prior to the then scheduled Closing Date. At all times prior to Closing, Seller will cause Deloitte to engage in reasonable communication with Purchaser to ensure that the Closing Financial Statements are in a form and content sufficient for filing with the SEC at Closing. The Parties’ obligations under this Section 8.12 to share costs and expenses of preparing the Closing Financial Statements shall survive the Closing or any termination of this Agreement.
8.13    Tax Clearance Letter.
8.13.1.    Tax Clearance Certificate. Seller shall timely file with the Arizona Department of Revenue its monthly tax returns for Transaction Privilege Taxes (the “Privilege Tax Return”) payable through and including the month in which the Closing occurs (but only with respect to its period of ownership of the Property, which shall include the day prior to the Closing but not the day of the Closing or any day thereafter), and Purchaser shall timely file with the Arizona Department of Revenue the Privilege Tax Return for the month in which the Closing occurs (but only with respect to its period of ownership of the Property, which shall include the day of the Closing and any day thereafter) and each month after the month in which the Closing occurs. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, each of Seller and Purchaser shall be responsible for the payment of Transaction Privilege Taxes accruing with respect to its respective period of ownership of the Property. Seller will, promptly following the Effective Date, file with the Arizona Department of Revenue a “Tax Clearance Application” for the issuance of a letter of good standing for Transaction Privilege Taxes indicating that Seller has filed and paid all taxes to the effective date of such letter (the “Initial Tax Clearance Certificate”). Promptly following Seller’s receipt of the Initial Tax Clearance Certificate, Seller shall provide a copy of same to Purchaser.
8.13.2.    Post-Closing Tax Return and Certificate. Promptly after Seller’s filing of the Privilege Tax Return for the month in which the Closing occurs, Seller will file with the Arizona Department of Revenue an additional “Tax Clearance Application” for issuance of a letter of good standing with an effective date no earlier than the day prior to the Closing Date indicating that Seller has filed and paid all Taxes covered by such letter through the day prior to the Closing Date (the “Post-Closing Tax Clearance Certificate”). Promptly following Seller’s receipt of the Post-Closing Tax Clearance Certificate, Seller shall provide a copy of same to Purchaser. Seller will indemnify, defend and hold harmless Purchaser from and against any Transaction Privilege Taxes accruing with respect to the period through and including the day prior to the Closing, and Purchaser will indemnify, defend and hold harmless Seller from and against any Transaction Privilege Taxes accruing with respect to the period from and after the day on which the Closing occurs.
8.13.3.    Survival. The provisions of this Section 8.13 shall survive Closing.
8.14    HMA Amendment. Seller shall use commercially reasonable efforts to cause Manager to deliver to Purchaser an HMA Amendment on or prior to the Closing. Purchaser acknowledges and agrees that Seller’s obligation to cause Manager to deliver the HMA Amendment is contingent upon (and/or may be conditioned by Manager upon) (i) the HMA Amendment being in form and substance reasonably acceptable to Manager (so long as the substantive provisions are included as set forth in clause (ii) of the definition of HMA Amendment), (ii) the occurrence of the Closing, (iii) Purchaser’s delivery of such information concerning Purchaser and its

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Affiliates as Manager may reasonably request and an indemnity agreement in favor of Manager (or an employer Affiliate of Manager) from an entity with a net worth of at least $100 million and in form and substance reasonably acceptable to Manager (or such Affiliate of Manager), and to Purchaser, with respect to such employment arrangement, (iv) and Purchaser’s (or the Affiliate of Purchaser that assumes the Management Agreement, if any) execution and delivery to Manager of a counterpart to the HMA Amendment, and/or (v) Purchaser or an Affiliate’s execution and delivery of Manager’s standard form of subordination, non-disturbance and attornment agreement, together with such changes as are reasonably requested by Purchaser and acceptable to Manager. Purchaser acknowledges and agrees that in no event shall the HMA Amendment be required to (a) provide that it benefits or may be relied upon by any Person other than Purchaser (or the Affiliate of Purchaser that assumes the Management Agreement, if any), or (b) provide that any Person other than Purchaser (or the Affiliate of Purchaser that assumes the Management Agreement and/or provides the indemnity to Manager) shall be responsible for any costs and expenses relating to the employment of the Employees. Provided that the contingencies and conditions described in the foregoing sentence are satisfied, Purchaser’s receipt of the HMA Amendment shall be a Purchaser Closing Condition. If Seller determines that it will be unable to deliver or cause to be delivered a qualifying HMA Amendment at or prior to Closing, Seller or Purchaser shall have the right, but not the obligation, subject to Section 10.1, to postpone the Closing one or more time(s) to a date no later than December 30, 2022 upon written notice thereof to the other party no later than one (1) Business Day prior to the then scheduled Closing Date.
ARTICLE IX
CLOSING CONDITIONS
9.1    Mutual Closing Condition.
9.1.1.    Satisfaction of Mutual Closing Condition. The respective obligations of Seller and Purchaser to close the transaction contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following condition precedent (the “Mutual Closing Condition”):
(a)    Adverse Orders. No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.
9.1.2.    Failure of Mutual Closing Condition. If the Mutual Closing Condition is not satisfied at Closing (subject to the adjournment rights described in Section 10.1), then each Party shall have the right to terminate this Agreement by providing written notice to the other Party, in which case the Deposit shall be refunded to Purchaser in accordance with the Deposit Escrow Agreement, and the Parties shall have no further rights or obligations under this Agreement, except for those which expressly survive such termination.
9.2    Purchaser Closing Conditions.
9.2.1.    Satisfaction of Purchaser Closing Conditions. In addition to the Mutual Closing Condition, Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser Closing Conditions”):
(a)    Seller’s Deliveries. All of the Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing.

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(b)    Representations and Warranties. The representations or warranties of Seller in this Agreement (as such are permitted to be updated pursuant to the terms hereof) shall be true and correct (as qualified by Purchaser’s Knowledge and any schedules to this Agreement) in all material respects as of the Closing as if made on such date (other than any representations and warranties of Seller which are made as of a specific date, which representations and warranties shall be true and correct (as qualified by Purchaser’s Knowledge and any schedules to this Agreement) in all material respects as of the date made).
(c)    Title Policy. The Title Company (or another nationally recognized title company) shall have irrevocably committed to issue the Title Policy pursuant to Section 5.4, subject only to the payment by Purchaser of any fees and expenses with respect to the Title Commitment and Title Policy pursuant to Section 11.4.2.
(d)    Hotel Management Agreement Estoppel, Golf Course Use Agreements Estoppel, Cost Sharing Agreement Estoppel and HMA Approval. (1) Provided that the conditions therefor set forth in Section 8.11 are satisfied, Purchaser shall have received a Confirming Estoppel with respect to the Hotel Management Agreement, the Golf Course Use Agreements and Cost Sharing Agreement, and (2) Manager and its applicable Affiliates shall have approved Purchaser (or the Affiliate of Purchaser that assumes the HMA Documents, if any) as the assignee of the HMA Documents (i.e., a Qualified Person (as defined therein).
(e)    Audit. Purchaser shall have received the Closing Financial Statements in accordance with Section 8.12.
(f)    HMA Amendment. Provided that the conditions and contingencies therefor described in Section 8.14 are satisfied, Purchaser shall have received an HMA Amendment.
9.2.2.    Failure of Purchaser Closing Condition. If any of the Purchaser Closing Conditions is not satisfied (or waived by Purchaser) at Closing, then Purchaser shall have the right (i) subject to Seller’s right to cure under Section 13.2, to terminate this Agreement by providing written notice to Seller, in which case the Deposit shall be refunded to Purchaser in accordance with the Deposit Escrow Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) to waive any of the Purchaser Closing Conditions at or prior to Closing; provided, however, that if the failure of a condition specified in this Section 9.2 is not satisfied due to a Purchaser Default under this Agreement, then Seller shall have the remedies available to it pursuant to Section 13.3.
9.3    Seller Closing Conditions.
9.3.1.    Satisfaction of Seller Closing Conditions. In addition to the Mutual Closing Condition, Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller Closing Conditions”):
(a)    Receipt of the Purchase Price. Purchaser shall have (A) paid to Seller or deposited with Escrow Agent with written direction to disburse the same to Seller, the Purchase Price (as adjusted pursuant to Section 3.1), and (B) delivered written direction to Escrow Agent to disburse the Deposit to Seller.
(b)    Purchaser’s Deliveries. All of the Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing.

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(c)    Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).
9.3.2.    Failure of Seller Closing Condition. If any of the Seller Closing Conditions is not satisfied (or waived by Seller) at Closing, then Seller shall have the right to (i) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Seller in accordance with the Deposit Escrow Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) waive any of the Seller Closing Conditions at or prior to Closing; provided, however, that if the failure of a condition specified in this Section 9.3 is not satisfied due to a Seller Default under this Agreement, then Purchaser shall have the remedies available to it pursuant to Section 13.1.
ARTICLE X
CLOSING
10.1    Closing Date. The closing of the transaction described in this Agreement (the “Closing”) shall occur on December 1, 2022 (the “Initial Closing Date”), as such Initial Closing Date may be accelerated pursuant to this Section 10.1 or postponed pursuant to Sections 5.3.6, 8.11, 8.12, 8.14, 13.2, 14.1.1 or 14.2.1, or such other date as agreed to in writing between Seller and Purchaser (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Closing shall be effected through the Closing Escrow pursuant to the Closing Escrow Agreement as provided in Section 10.2 and shall occur at the offices of Seller’s counsel or, if agreed to in writing between Seller and Purchaser, such other place as is agreed to. Notwithstanding anything to the contrary contained herein, the rights to postpone the Closing Date pursuant to Sections 5.3.6, 8.11, 8.12 and 8.14 shall be non-cumulative such that Seller and/or Purchaser shall have the right to postpone the Closing under any or all of such Sections to a date no later than December 30, 2022.
10.2    Closing Escrow. The Closing shall take place by means of a so called “New York style” escrow (the “Closing Escrow”), and, at or prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) the Purchase Price to be paid by Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted pursuant to Section 3.1) and the Deposit shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.
10.3    Closing Deliveries.
10.3.1.    Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the (i) documents set forth in this Section 10.3.1, each of which shall have been duly executed by Fee Seller and/or Leasehold Seller, as applicable, and acknowledged and/or notarized (if required), and (ii) other items set forth in this Section 10.3.1 (the “Seller Closing Deliveries”), as follows:
(a)    A closing certificate in the form of Exhibit B, together with all exhibits thereto;

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(b)    A Special Warranty Deed in the form of Exhibit C (the “Deed”), conveying the Real Property to Purchaser, subject only to any Permitted Exceptions;
(c)    A Bill of Sale in the form of Exhibit D, transferring the FF&E, Supplies, IT Systems, F&B, Retail Merchandise, Intellectual Property, Books and Records, Plans and Specifications, Warranties, Bookings and Accounts Receivable to Purchaser on the terms set forth therein;
(d)    A General Assignment and Assumption of Agreements in the form of Exhibit E, assigning the Licenses and Permits, Books and Records, Plans and Specifications, Intellectual Property, Warranties, and Bookings to Purchaser on the terms set forth therein;
(e)    An Assignment and Assumption of HMA Documents in the form of Exhibit G or in such other form as may be required by the Manager (the “Assignment of HMA Documents”), assigning the HMA Documents to Purchaser on the terms set forth therein;
(f)    An Assignment and Assumption of Tenant Leases and Contracts in the form of Exhibit H, assigning the Tenant Leases and Contracts to Purchaser on the terms set forth therein;
(g)    A Tenant Direction Letter in the form of Exhibit I, indicating to tenants under Tenant Leases that the Property has been sold to Purchaser and providing Purchaser’s information for the payment of rent;
(h)    An Assignment and Assumption of Hotel Facilities Agreement in the form of Exhibit J (the “Assignment of Hotel Facilities Agreement”), assigning the Hotel Facilities Agreement to Purchaser on the terms set forth therein;
(i)    An Assignment and Assumption of Revenue Sharing Agreement in the form of Exhibit K (the “Assignment of Revenue Sharing Agreement”), assigning the Revenue Sharing Agreement to Purchaser on the terms set forth therein;
(j)    An Assignment and Assumption of Cost Sharing Agreement in the form of Exhibit O (the “Assignment of Cost Sharing Agreement”), assigning the Cost Sharing Agreement to Purchaser on the terms set forth therein;
(k)    A certificate or registration of title for any owned vehicle or other Personal Property included in the Property which requires such certification or registration, duly executed, conveying such vehicle or such other Personal Property to Purchaser;
(l)    Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Seller to issue the Title Policy;
(m)    an Affidavit of Property Value in the form of Exhibit L;
(n)    a properly completed and executed Internal Revenue Service Form W-9 for Fee Seller and Leasehold Seller (or, if either Fee Seller or Leasehold Seller is a disregarded entity for U.S. federal income tax purposes, the owner of Fee Seller or Leasehold Seller, as applicable, for U.S. federal income tax purposes);
(o)    To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Tenant Leases, Contracts, Licenses and Permits, Books and Records, keys and lock combinations in Seller’s Possession, which shall be located at the Property on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Property; provided, however, that Seller shall have the right to (i) redact and

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reformat any Books and Records which include Excluded Records or data or other information pertaining to any other hotels owned, managed or franchised by Fee Seller, Leasehold Seller, Manager or any of their Affiliates, and (ii) retain copies of any Books and Records delivered to Purchaser;
(p)    The Closing Statement prepared pursuant to Section 11.1;
(q)    Reasonable evidence establishing that Seller has filed with the Arizona Department of Revenue a “Tax Clearance Application” for the issuance of the Initial Tax Clearance Certificate as required under Section 8.13.1;
(r)    The Parent Support Agreement in the form attached as Exhibit P on the terms set forth therein;
(s)    The RFP Letter in the form attached as Exhibit Q on the terms set forth therein; and
(t)    A written confirmation executed by Fee Seller and Leasehold Seller that the Operating Lease has been terminated effective as of, or prior to, the Closing.
10.3.2.    Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the (i) documents set forth in this Section 10.3.2, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items set forth in this Section 10.3.2 (the “Purchaser Closing Deliveries”), as follows:
(a)    The Purchase Price (as adjusted pursuant to Section 3.1) to be paid by Purchaser;
(b)    A closing certificate in the form of Exhibit F, together with all exhibits thereto;
(c)    A counterpart of each of the documents and instruments to be delivered by Fee Seller and/or Leasehold Seller under Section 10.3.1 which require execution by Purchaser;
(d)    A counterpart of the Parent Support Agreement in the form attached as Exhibit P on the terms set forth therein;
(e)    A counterpart of the RFP Letter in the form attached as Exhibit Q on the terms set forth therein; and
(f)    Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate the transaction described in this Agreement.
10.4    Possession. Seller shall deliver possession of the Real Property, subject only to the Permitted Exceptions, and tangible Personal Property to Purchaser upon completion of the Closing.
ARTICLE XI
PRORATIONS AND EXPENSES
11.1    Closing Statement. No later than the third (3rd) Business Day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Property as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Sections 11.2 and 11.3 or any

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other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reprorated after the Closing as expressly set forth in Section 11.2.
11.2    Prorations. The items of revenue and expense set forth in this Section 11.2 shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. (Eastern Time) on the day preceding the Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section 11.2, so that the Closing Date is a day of income and expense for Purchaser.
11.2.1.    Taxes. All real property, personal property, and similar Taxes (but expressly excluding Transaction Privilege Taxes, which shall be paid by Seller and Purchaser as provided in Section 8.13) shall be prorated as of the Cut-Off Time between Seller and Purchaser. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes (other than Transaction Privilege Taxes) and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period and resolution of any proceeding to contest any Taxes (other than Transaction Privilege Taxes) in accordance with Section 8.6. This Section 11.2.1 shall survive the Closing until each such actual tax bill is received and Seller and Purchaser have had a reasonable period of time thereafter to reprorate the applicable Taxes and make any true-up payment in connection with such reproration.
11.2.2.    Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all assignable security deposits held by Seller under the Tenant Leases which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases, and shall indemnify and hold harmless the Seller Indemnitees against any Indemnification Losses incurred as a result of any such failure by Purchaser to obligate or refund such deposits in accordance with the terms of such Tenant Leases, but only to the extent of the credit provided to Purchaser at Closing (or thereafter). Purchaser shall not receive a credit for any non-assignable security deposits held by Fee Seller or Leasehold Seller, which Fee Seller or Leasehold Seller shall return to the tenant under such Tenant Lease; provided, however, Seller shall reasonably cooperate with Purchaser, at no out-of-pocket cost or expense to Seller, to obtain a replacement security deposit from such tenant for the benefit of Purchaser.
11.2.3.    Contracts. Any amounts prepaid, accrued or due and payable under the Contracts (other than for utilities which proration is addressed separately in Section 11.2.11) shall be prorated as of the Cut-Off Time between Seller and Purchaser, with Seller being credited for amounts prepaid, and Purchaser being credited for amounts accrued and unpaid. Purchaser shall receive a credit for all deposits held by Fee Seller or Leasehold Seller under the Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts and shall indemnify and hold harmless the Seller Indemnitees against any Indemnification Losses incurred as a result of any such failure by Purchaser to obligate or refund such deposits in accordance with the terms of such Contracts, but only to the extent of the credit provided to Purchaser at Closing (or thereafter). Seller shall receive a credit for all deposits made by Fee Seller or Leasehold Seller under the Contracts (together with any interest thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser or the Hotel.

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11.2.4.    Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Fee Seller or Leasehold Seller under the Licenses and Permits (together with any interest thereon) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser or the Hotel.
11.2.5.    HMA Documents. All amounts prepaid, accrued or due and payable under any of the HMA Documents shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all amounts on deposit in accounts (including the Reserves) which remain on deposit for the benefit of Purchaser or the Hotel (together with any interest thereon).
11.2.6.    Golf Course Use Agreements. All amounts prepaid, accrued or due and payable under the Golf Course Use Agreements shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all amounts on deposit in accounts which remain on deposit for the benefit of Purchaser or the Hotel (together with any interest thereon).
11.2.7.    Tennis License Agreement. All amounts prepaid, accrued or due and payable under the Tennis License Agreement shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all amounts on deposit in accounts which remain on deposit for the benefit of Purchaser or the Hotel (together with any interest thereon).
11.2.8.    Hotel Facilities Agreement. All amounts prepaid, accrued or due and payable under the Hotel Facilities Agreement shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all amounts on deposit in accounts which remain on deposit for the benefit of Purchaser or the Hotel (together with any interest thereon).
11.2.9.    Revenue Sharing Agreement and Cost Sharing Agreement. All amounts prepaid, accrued or due and payable under the Revenue Sharing Agreement and the Cost Sharing Agreement shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all amounts on deposit in accounts which remain on deposit for the benefit of Purchaser or the Hotel (together with any interest thereon).
11.2.10.    Manager Agreements. All amounts prepaid, accrued or due and payable under any of the Manager Agreements (but only to the extent such amounts are for the account of Seller or the Hotel) shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all amounts on deposit in accounts (including the Reserves) which remain on deposit for the benefit of Purchaser or the Hotel (together with any interest thereon).
11.2.11.    Utilities and Fuel. All utility services shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period, which obligation shall survive the Closing. Seller shall receive a credit for all fuel stored at the Property based on Fee Seller and Leasehold Seller’s cost for such fuel. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser or the Hotel with respect to such utility contracts (together with any interest thereon).

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11.2.12.    Bookings. Purchaser shall receive a credit for all prepaid deposits (together with any interest thereon) for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits (together with any interest thereon) are transferred to Purchaser.
11.2.13.    Condominium Documents. Any amounts prepaid, accrued or due and payable under the Condominium Documents shall be prorated as of the Cut-Off Time between Seller and Purchaser, with Seller being credited for amounts prepaid, and Purchaser being credited for amounts accrued and unpaid as of the Cut-Off Time.
11.2.14.    Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.
11.2.15.    Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 11.2, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the operation of the Property (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Property prior to Closing, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits (together with any interest thereon) made with respect to FF&E, Supplies, F&B and Retail Merchandise ordered, but not delivered to the Property prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such FF&E, Supplies, F&B and Retail Merchandise which were ordered prior to Closing and shall indemnify and hold harmless the Seller Indemnitees against any Indemnification Losses incurred as a result of any such failure by Purchaser to pay such amounts. This Section 11.2.15 shall survive the Closing.
11.2.16.    Cash. Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Property (together with any interest thereon) and all checks and bank drafts paid by guests at the Property and located at the Property which shall remain on deposit for the benefit of Purchaser or the Hotel (together with any interest thereon).
11.2.17.    Employees. Purchaser shall receive a credit from Seller against the Purchase Price for all accrued and unpaid Compensation of Employees as of the Cut-Off Time, to the extent relating to the period prior to the Cut-Off Time. Purchaser shall assume all obligations with respect to the Employees under the HMA Documents, to the extent such obligations arise and accrue from and after the Cut-Off Time, and shall indemnify and hold harmless the Seller Indemnitees against any Indemnification Losses incurred by the Seller Indemnitees with respect to such obligations other than Compensation of Employees which accrued prior to the Cut-Off Time. Without vitiating or limiting the provisions of Section 11.2.22, Purchaser’s indemnification obligations under this Section 11.2.17 shall survive the Closing.
11.2.18.    Restaurants and Bars. To the extent any restaurants and bars at the Property are operated by Fee Seller or Leasehold Seller, Seller shall close out the transactions in the restaurants and bars in the Property as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs and retain all monies collected as of such closing, and Purchaser shall be entitled to any moneys collected from such restaurants and bars thereafter.

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11.2.19.    Function Revenues. Revenues from conferences, receptions, catering, meetings and other functions occurring in any conference, banquet or meeting rooms at the Property, including amounts prepaid, usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (a) one-day functions commencing prior to the Cut-Off Time being allocated to Seller, (b) one-day functions commencing after the Cut-Off Time being allocated to Purchaser, and (c) multi-day functions being allocated between Seller and Purchaser according to the number of days of the function occurring before the Cut-Off Time and the number of days of the function occurring after the Cut-Off Time.
11.2.20.    Amenities. To the extent any amenities at the Property are operated by Fee Seller or Leasehold Seller (such as, but not limited to, spas, salons and/or golf courses), Seller shall close out the transactions in such amenities at the Property as of the regular closing time for such amenities during the night in which the Cut-Off Time occurs and retain all monies collected as of such closing, and Purchaser shall be entitled to any moneys collected from such amenities thereafter.
11.2.21.    Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a resort property similar to the Property shall be adjusted and prorated between Seller and Purchaser accordingly.
11.2.22.    Post-Closing Adjustments. For purposes of this Article XI, all items described in this Article XI and reflected on the Closing Statement are deemed the estimates of the prorations, credits and other adjustments subject to adjustment in accordance with this Section 11.2.22. Except for Taxes which are reprorated in accordance with Section 11.2.1, no later than one hundred twenty (120) days after Closing, Purchaser shall prepare and deliver to Seller a final Closing Statement (the “Final Statement”), which shall correct the estimates and (if necessary) other amounts used in the Closing Statement, as adjusted in accordance with both Parties’ post-Closing examination of the Books and Records of the Property and on facts discovered by either Party after Closing, and Purchaser shall provide Seller with reasonable access to the post-Closing Books and Records for the purpose of conducting such examination; provided, however that if Purchaser does not prepare and deliver to Seller a Final Statement on or before the ninetieth (90th) day after Closing, Seller shall have the right, but not the obligation, to prepare and deliver to Purchaser a Final Statement no later than one hundred twenty (120) days after the Closing. Upon delivery by either Party to the other Party of a Final Statement, the Parties shall act reasonably and in good faith to reconcile and agree upon the correct Final Statement. In the event either Party has submitted to the other Party a Final Statement and the Parties have not agreed upon the Final Statement within thirty (30) days, either Party may, by providing prior written notice to the other Party, refer any items of the Final Statement which have not been agreed upon (the “Unresolved Items”) to be resolved by a nationally recognized accounting firm mutually agreed upon by the Parties (the “Arbiter”) in accordance with Section 11.6. Within ten (10) Business Days after Seller and Purchaser have agreed to the Final Statement or the Final Statement has been resolved in accordance with Section 11.6, as applicable, Purchaser or Seller (as the case may be) shall pay to the other the net amount owing on the final settlement of the Closing prorations, credits and other adjustments as shown by the agreed or resolved Final Statement. This Section 11.2.22, together with all subsections of Section 11.2 as are necessary to give effect to this Section 11.2.22, shall survive the Closing until the Final Statement is agreed upon or resolved as provided in this Section 11.2.22 (and Section 11.6, as applicable) and the final true-up payment has been made pursuant thereto.

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11.3    Accounts Receivable.
11.3.1.    Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs (net of sales and occupancy taxes and bad debts), less an amount equal to the actual credit card commissions allocable to such amounts, which commissions shall be paid by Purchaser out of Accounts Receivable when and as collected, and (ii) one half (½) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time (net of sales and occupancy taxes and bad debts), less an amount equal to the actual credit card commissions allocable to such amounts, which commissions shall be paid by Purchaser out of Accounts Receivable when and as collected, and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger. Notwithstanding the foregoing, nothing contained in this Section 11.3.1 applies to any restaurant and bar charges on the Guest Ledger, all of which shall be prorated in accordance with Section 11.2.18 hereof, or any function revenues, all of which shall be prorated in accordance with Section 11.2.19 hereof. Any retail, sales, occupancy, liquor taxes and related impositions allocable to the Guest Ledger charges apportioned pursuant to this Section 11.3.1 shall be apportioned between Seller and Purchaser based on such apportionment of such Guest Ledger charges.
11.3.2.    Accounts Receivable (Other than Guest Ledger). At Closing, Seller shall receive a credit for all Accounts Receivable (other than the Guest Ledger which is addressed in Section 11.3.1) aged not more than sixty (60) days as of the Closing Date. Purchaser shall be entitled to all amounts collected for such Accounts Receivable.
11.4    Transaction Costs.
11.4.1.    Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with this transaction: (i) the fees and expenses of removing or curing any Unpermitted Exceptions as required under Section 5.3.4; (ii) the premiums and costs for obtaining the Title Policy without extended coverage or any endorsements thereto (other than endorsements which are obtained by Seller in order to satisfy its obligations hereunder to cure Unpermitted Exceptions, which shall be borne by Seller), (iii) one half (½) of recording charges and the fees and expenses for the Escrow Agent; (iv) the fees and expenses of its own attorneys, accountants, financial advisors and consultants; and (v) the brokerage commission due to the Broker.
11.4.2.    Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the premiums and costs for obtaining for the Title Policy with extended coverage and all endorsements to the Title Policy in excess of the premiums and costs to be borne by Seller pursuant to clause (ii) of Section 11.4.1; (iii) the fees and expenses for any zoning report, any update to the Existing Survey and any Updated Survey; (iv) any fees or expenses payable for the assignment, transfer or conveyance of the HMA Documents, the Condominium Documents, the Golf Course Use Agreements, the Tennis License Agreement, the Hotel Facilities Agreement, the Cost Sharing Agreement, the Revenue Sharing Agreement, the Contracts, the Licenses and Permits, the IT Systems, the Intellectual Property, the Plans and Specifications and the Warranties; (v) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (vi) any state, city, and county transfer, recordation, sales, use or similar taxes payable in connection with the conveyance of the Property, if any (and Purchaser shall be responsible for remitting any

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required payments at the times and in the amounts required by applicable law with respect to such taxes), (vii) one half (½) of recording charges and the fees and expenses for the Escrow Agent; and (viii) the fees and expenses of its own attorneys, accountants, financial advisors and consultants.
11.4.3.    Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 11.4 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.
11.4.4.    Bulk Sales. Purchaser and Seller hereby waive compliance with the notice provisions of any applicable bulk sales statute in effect.
11.4.5.    Survival. The provisions of this Section 11.4 shall survive the Closing.
11.5    Ongoing Work.
11.5.1.    Fee Seller and/or Leasehold Seller are presently pursuing the capital projects on the Property (the “Ongoing Work”) more particularly described on Schedule 11.5.1.  Fee Seller and/or Leasehold Seller, as applicable, shall use commercially reasonable efforts to continue to pursue the Ongoing Work prior to Closing; provided, that, Purchaser agrees to accept the Property at Closing subject to the Ongoing Work in its then existing state of completion as of the Closing. At Closing, the Ongoing Work Contracts and any related agreements associated with the Ongoing Work, in each case which have not expired or been terminated in accordance with the terms hereof, shall be assigned by Fee Seller and/or Leasehold Seller, as applicable, to Purchaser and Purchaser shall assume the obligation to complete such Ongoing Work. Seller shall receive a credit at Closing in an amount equal to any amounts Fee Seller or Leasehold Seller paid under the Ongoing Work Contracts for work during the period after the Cut-Off Time, and Purchaser shall receive a credit at the Closing in an amount equal to any amounts which have accrued with respect to work during the period through the Cut-Off Time under the Ongoing Work Contracts but not been paid as of the Closing. Upon assignment of any applicable Ongoing Work Contracts by Fee Seller and/or Leasehold Seller to Purchaser and receipt by Purchaser and Seller of the applicable credits described in this Section 11.5.1, Seller shall have no further liability to Purchaser or any other Person for the Ongoing Work or the costs associated therewith. Seller shall provide any lien waivers or other reasonable documentation required by the Title Company (as modified to include Seller’s reasonable revisions) to provide mechanics lien coverage under the Title Policy for the Ongoing Work which may have been completed prior to the Closing Date.
11.5.2.    Prior to the Closing, Seller shall not terminate any Ongoing Work Contracts, or enter into any new contracts for capital projects on the Property, including any engineering agreements, architect agreements, development design agreements, contractor agreements and similar agreements, or any amendments of Ongoing Work Contracts which modify the scope of work or consideration thereunder (collectively, “New Ongoing Work Contracts”), in each case without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. In the event any New Ongoing Work Contract is entered into with the consent of Purchaser, such New Ongoing Work Contract shall become an Ongoing Work Contract and the work contemplated thereby shall be Ongoing Work, all of which shall be subject to the terms and conditions of Section 11.5.1 above; provided, however, that notwithstanding the terms and conditions of Section 11.5.1 above, Seller shall receive a credit at Closing in an amount equal to any amounts Fee Seller or Leasehold Seller paid under the New Ongoing Work Contracts for any period, and Purchaser shall not be entitled to any credit for amounts paid or payable under the New Ongoing Work Contracts. Purchaser has pre-approved the information, documentation and parameters for certain anticipated New Ongoing Work Contracts as set forth on Schedule 11.5.2, and acknowledges and agrees that its approval rights set forth in this Section 11.5.2 with respect

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to such anticipated New Ongoing Work Contracts shall be limited solely to the terms and provisions of the final documentation therefor which is inconsistent with the information, documentation and parameters set forth on Schedule 11.5.2. Notwithstanding anything to the contrary contained herein, in the event Seller terminates any New Ongoing Work Contracts in accordance with this Section 11.5.2, such New Ongoing Work Contracts shall not be assigned to Purchaser, and Seller shall not receive a credit for any costs paid thereunder. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to enter into any New Ongoing Work Contract, regardless of whether Purchaser has approved the same. In the event any New Ongoing Work Contracts are entered into or any New Ongoing Work Contracts are terminated as provided in this Section 11.5.2, all representations and warranties pertaining to the Ongoing Work and Ongoing Work Contracts shall be deemed modified accordingly.
11.6    Unresolved Items. This Section 11.6 shall apply to Unresolved Items which are to be resolved by the Arbiter pursuant Section 11.2.22. Any Unresolved Items shall be resolved by the Arbiter consistent with fair and reasonable industry standards. Purchaser shall provide (or cause Manager to provide, as applicable) to the Arbiter all access to the books and records of the Property as are necessary to promptly resolve the Unresolved Items. Purchaser and Seller shall act in good faith to cause the Arbiter to resolve any Unresolved Items within ten (10) Business Days after such items have been referred to it. The costs, fees and expenses of the Arbiter shall be borne equally by Seller and Purchaser. The items of the Final Statement which have been agreed upon by Seller and Purchaser under Section 11.2.22, together with the Unresolved Items as resolved by the Arbiter in accordance with this Section 11.6, shall, collectively, constitute the Final Statement for all purposes hereunder. Purchaser and Seller agree to (i) be bound by such Final Statement and (ii) act in accordance with such Final Statement in making any true-up payments under Section 11.2.22, in each case unless otherwise required by a change in Applicable Law or in connection with any reprorations expressly provided for under Sections 11.2.1, 11.2.11 or 11.2.15. The provisions of this Section 11.6 shall survive the Closing until the Final Statement is resolved as provided in this Section 11.6 and the final true-up payment has been made pursuant thereto.
ARTICLE XII
TRANSITION PROCEDURES
12.1    Safe Deposit Boxes. Prior to the Closing, Seller shall notify all guests or customers who are then using a safe deposit box at the Property (which is located outside of a guest room) advising them of the pending change in ownership of the Property and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests or customers shall be conducted under the joint supervision of employees, agents or representatives of Seller and Purchaser. Upon such inventory and verification (or in the event such guest or customer does not verify the contents of such safe deposit box, the removal by such guest or customer of the contents thereof), Seller shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall be deemed an “Inventoried Safe Deposit Box”). If this Agreement is terminated after such inventory, Purchaser shall return all keys, receipts and agreements to Seller for such Inventoried Safe Deposit Boxes immediately upon such termination. Upon Closing, Seller shall deliver to Purchaser all keys in Seller’s Possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor, with the name and room number of such depositor. After the Closing, the Parties shall make appropriate arrangements for guests and customers at the Hotel to inventory and verify the contents of the non-Inventoried Safe Deposit Boxes (or remove the contents thereof), and upon such inventory and verification or removal, Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred

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by any Seller Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 12.1. Seller shall be responsible for, and shall defend, indemnify and hold harmless the Purchaser Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is deemed an Inventoried Safe Deposit Box. This Section 12.1 shall survive the Closing.
12.2    Baggage. On the Closing Date, employees, agents or representatives of the Parties jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Hotel, and Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (and thereafter such baggage, boxes and other items inventoried shall be deemed the “Inventoried Baggage”). Purchaser shall be responsible for, and shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by any Seller Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser which was not inventoried by the Parties. Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items left in the care of Seller which was not inventoried by the Parties. This Section 12.2 shall survive the Closing.
12.3    IT Systems. With respect to the IT Systems other than the Excluded Property, the Parties shall cooperate with each other in (i) obtaining any consents or approvals necessary for the assignment or transfer of such IT Systems from Seller to Purchaser, or a new license for such IT Systems (as the case may be), and (ii) Purchaser shall pay any fees or expenses charged by the licensor, vendor or supplier of such IT Systems in respect of such assignment or transfer or new license (as the case may be).
ARTICLE XIII
DEFAULT AND REMEDIES
13.1    Seller’s Default. If, at or any time prior to Closing, Seller fails to perform its covenants or obligations under this Agreement in any material respect, which breach or default is not caused by a Purchaser Default (a “Seller Default”), and no Purchaser Default has occurred which remains uncured, then Purchaser, as its sole and exclusive remedies, may elect to (a) terminate this Agreement, in which case the Deposit shall be refunded to Purchaser in accordance with the Deposit Escrow Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination; (b) proceed to Closing without any reduction in or setoff against the Purchase Price, in which case Purchaser shall be deemed to have waived such Seller Default; or (c) seek a court order for specific performance. Notwithstanding the foregoing, in the event of a termination of this Agreement due to a Seller Default, Seller shall reimburse Purchaser for all of its reasonable actual, third party out-of-pocket costs incurred in connection with the transactions contemplated hereunder including, without limitation, diligence costs, financing costs and attorneys’ fees and costs (as substantiated by invoices for the same), in an aggregate amount not to exceed Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00).
13.2    Seller’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to exercise its remedies under clauses (a) or (c) of Section 13.1 for a Seller Default or failure of a Purchaser Closing Condition under Section 9.2.1(a) or 9.2.1(b) (a “Purchaser Closing Condition Failure”), unless Purchaser has provided written notice to Seller

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specifying in reasonable detail the nature of the Seller Default or Purchaser Closing Condition Failure (as the case may be), and Seller has not cured such Seller Default or Purchaser Closing Condition Failure (as the case may be) on or prior to the Closing Date (the “Seller Cure Period”). Seller shall further have the right (but not the obligation) to cure any Seller Default or Purchaser Closing Condition Failure by providing an indemnification to the Purchaser Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees as a result of the events or circumstances on which such Seller Default or Purchaser Closing Condition Failure is based (the “Indemnification Cure Right”), in which case Section 15.2 shall be deemed amended at Closing to provide for such indemnification by Seller, and Purchaser shall proceed to Closing without any reduction in or setoff against the Purchase Price; provided, however, that the Indemnification Cure Right shall be limited to Indemnification Losses that are liquidated amounts or otherwise readily ascertainable. For the avoidance of doubt, the Indemnification Cure Right shall (x) not be available to cure any Purchaser Closing Conditions under Section 9.2.1(c) through (f), (y) not be subject to the Threshold or the Cap, and (z) if Seller elects to indemnify the Purchaser Indemnitees pursuant to the Indemnification Cure Right, such obligation shall survive Closing until the expiration of the applicable statute of limitations period (the Parties agreeing that any such statute of limitations with respect to such indemnification obligation shall be tolled pending any claim period and during the pendency of any claims related to the underlying matter).
13.3    Purchaser’s Default. If Purchaser fails to perform any of its other covenants or obligations under this Agreement in any material respect which breach or default is not caused by a Seller Default (a “Purchaser Default”), and such Purchaser Default is not the result of a Seller Default that has occurred and remains uncured, then Seller, as its sole and exclusive remedy, may elect to (A) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Seller in accordance with the Deposit Escrow Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing pursuant to this Agreement, in which case Seller shall be deemed to have waived such Purchaser Default.
13.4    LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 13.3 HEREOF, THE DAMAGES THAT SELLER WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN. ACCORDINGLY, THE PARTIES AGREE THAT SELLER SHALL RETAIN THE DEPOSIT AS FULL AND COMPLETE LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION; PROVIDED, HOWEVER, THAT IN ADDITION TO THE DEPOSIT AND REIMBURSEMENT OF SUCH COSTS AND EXPENSES, SELLER SHALL RETAIN ALL RIGHTS AND REMEDIES UNDER THIS AGREEMENT WITH RESPECT TO THOSE OBLIGATIONS OF PURCHASER WHICH EXPRESSLY SURVIVE SUCH TERMINATION. THIS SECTION 13.4 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.
ARTICLE XIV
RISK OF LOSS
14.1    Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Real Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty.
14.1.1.    Material Casualty. If the amount of the repair restoration of the Real Property required by a Casualty equals or exceeds twenty percent (20%) of the Purchase Price (a “Material Casualty”), and such Material Casualty was not caused by Purchaser or Purchaser’s

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Inspectors or their respective employees, agents or representatives, then Purchaser shall have the right to elect, by providing written notice to Seller within the earlier of December 20, 2022 or ten (10) days after Purchaser’s receipt of Seller’s written notice of such Material Casualty, to (a) terminate this Agreement, in which case the Deposit shall be refunded to Purchaser in accordance with the Deposit Escrow Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing, without terminating this Agreement, in which case Seller shall provide Purchaser with a credit against the Purchase Price in an amount equal to the applicable insurance deductible, and transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and business interruption insurance policies maintained by Seller with respect to the Property, except those proceeds allocable to business interruption and costs incurred by Seller for the period prior to the Closing. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period but in no event beyond December 30, 2022.
14.1.2.    Non-Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors or their respective employees, agents or representatives, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) if such Casualty was not caused by Purchaser or Purchaser’s Inspectors or their respective employees, agents or representatives, provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (1) the applicable insurance deductible, and (2) the reasonable estimated costs for the repair or restoration required by such Casualty to substantially the same quality and condition of the Property immediately prior to such Casualty, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property, except those proceeds allocable to any lost profits or costs incurred by Seller for the period prior to the Closing.
14.2    Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation.
14.2.1.    Material Condemnation. If the Condemnation would (i) result in the permanent loss of more than twenty percent (20%) of the value of the Property as determined by an independent third-party appraisal of an appraiser reasonably selected by Seller, (ii) result in any permanent material reduction or restriction in access to the Land or Improvements, or (iii) have a materially adverse effect on the operation of the Property after the Closing Date as conducted prior to such Condemnation (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller within the earlier of December 20, 2022 or ten (10) days after Purchaser’s receipt of Seller’s written notice of such Material Condemnation, to (A) terminate this Agreement, in which case the Deposit shall be refunded to Purchaser in accordance with the Deposit Escrow Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Material Condemnation. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten

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(10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period but in no event beyond December 30, 2022.
14.2.2.    Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.
ARTICLE XV
SURVIVAL AND INDEMNIFICATION
15.1    Survival. Except as expressly set forth in this Section 15.1, all representations, warranties, covenants, liabilities and obligations shall be deemed (i) if the Closing occurs, to merge in the Deed and not survive the Closing, or (ii) if this Agreement is terminated, not to survive such termination.
15.1.1.    Survival of Representations and Warranties. If this Agreement is terminated, the representations and warranties in Sections 7.1.14, 7.1.21, 7.2.4 and 7.2.5 shall survive such termination until the expiration of the applicable statute of limitations. If the Closing occurs, the representations and warranties of Seller in Section 7.1 and of Purchaser in Section 7.2, and Seller’s indemnification obligations under clause (iii) of Section 15.2, shall survive the Closing for a period commencing on the Closing Date and expiring at 5:00 p.m. (Eastern Time) on the date which is two hundred seventy (270) days after the Closing Date (the period any representation or warranty survives termination or the Closing as set forth in this Section 15.1.1 is referred to herein as the “Survival Period”).
15.1.2.    Survival of Covenants and Obligations. If this Agreement is terminated, only those covenants and obligations to be performed by the Parties under this Agreement which expressly survive the termination of this Agreement shall survive such termination. If the Closing occurs, only those covenants and obligations to be performed by the Parties under this Agreement which expressly survive the Closing shall survive the Closing.
15.1.3.    Survival of Indemnification. This Article XV and all other rights and obligations of defense and indemnification as expressly set forth in this Agreement shall survive the Closing or termination of this Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, all of Seller’s obligations of defense and indemnification under this Agreement (including, without limitation, Seller’s obligations with respect to prorations under Section 11.2.22, any Indemnification Cure Right exercised by Seller under Section 13.2 and any indemnification by Seller of the Purchaser Indemnitees under this Article XV) shall expire on the Outside Survival Date (if not already then expired); provided that if there are any outstanding Indemnification Claims or Indemnification Losses of which Seller has been given written notice by the applicable Purchaser Indemnitee on or prior to the date that is thirty (30) days after the expiration date of the applicable defense or indemnification obligation, Seller’s obligations with respect to such Indemnification Claims or Indemnification Losses shall survive until they have been fully and finally resolved and all amounts payable by Seller with respect thereto, if any, have been fully paid.
15.2    Indemnification by Seller. Subject to the limitations set forth in Article VI, Sections 15.1, 15.4, 15.5, 15.6, and any other express provision of in this Agreement, Seller shall defend, indemnify and hold harmless the Purchaser Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) the breach of any express representations or warranties of Seller in this Agreement which expressly survive the Closing or termination of this Agreement (as the case may be), (ii) the breach by Seller of any of

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its covenants or obligations under this Agreement which expressly survive the Closing or termination of this Agreement (as the case may be), and (iii) any Retained Liabilities.
15.3    Indemnification by Purchaser. Subject to the limitations set forth in this Section 15.3 and Sections 15.1, 15.4, 15.5 and 15.6, Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller Indemnitee to the extent resulting from (i) any breach of any express representations or warranties of Purchaser in this Agreement which expressly survive the Closing or termination of this Agreement (as the case may be), (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive the Closing or termination of this Agreement (as the case may be), or (iii) any Assumed Liabilities, including, without limitation, any damage to property or injury to or death of any person occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times from and after Closing.
15.4    Limitations on Indemnification Obligations.
15.4.1.    Failure to Provide Notice within Survival Period. Notwithstanding anything else to the contrary in this Agreement, an Indemnitee which is seeking defense or indemnification for a breach of any representations or warranties shall be entitled to indemnification for such breach only if the Indemnitee has given written notice to the Indemnitor in accordance with Section 15.5.1 prior to the expiration of the applicable Survival Period.
15.4.2.    Indemnification Threshold and Cap. Notwithstanding anything to the contrary in this Agreement, (A) Seller shall not be required to provide indemnification to the Purchaser Indemnitees pursuant to Section 15.2 except to the extent the aggregate amount of all Indemnification Losses incurred by the Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification under Section 15.2 exceeds Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the “Threshold”), and (B) Seller’s liability for any and all indemnification claims shall not exceed three percent (3%) of the Purchase Price (the “Cap”); (x) provided, however, that in the event the Purchaser Indemnitees suffer Indemnification Losses in excess of the Cap and Seller actually receives insurance proceeds in excess of the Cap on account of the Indemnification Losses paid over to the Purchaser Indemnitees, Seller shall pay the amount of such excess insurance proceeds to the applicable Purchaser Indemnitees, less any applicable deductibles and Seller’s costs and expenses of collection, and (y) provided, further, however, the Threshold and Cap shall not apply to (i) any Indemnification Losses arising from Seller’s fraud, (ii) any amounts for any brokerage commission or fees, (iii) prorations or post-closing adjustments pursuant to Section 11.2, (iv) any amounts under an Indemnification Cure Right pursuant to Section 13.2, and (v) any reasonable out-of-pocket costs and expenses incurred by the Purchaser Indemnitees in making any Indemnification Claim and enforcing the provisions of this Article XV.
15.4.3.    Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 15.5.1, (i) prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based, or (ii) increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.
15.4.4.    Effect of Taxes, Insurance or Other Reimbursement. Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this Article XV shall be net of any tax benefits realized or insurance proceeds received by such Indemnitee in connection with the Indemnification Claim, or any other third party reimbursement. The Indemnitee shall use

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commercially reasonable efforts to realize any tax benefit, collect any insurance proceeds or obtain any third party reimbursement with respect to such Indemnification Claim, and if such tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the Indemnitor for the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Indemnification Loss.
15.4.5.    Negligence or Willful Misconduct of Indemnitee. Notwithstanding anything to the contrary in this Agreement, (i) a Purchaser Indemnitee shall not be entitled to defense or indemnification to the extent the applicable Indemnification Loss results from the negligence or willful misconduct of, or breach of this Agreement by, any Purchaser Indemnitee, and (ii) a Seller Indemnitee shall not be entitled to defense or indemnification to the extent the applicable Indemnification Loss results from the negligence or willful misconduct of, or breach of this Agreement by, any Seller Indemnitee.
15.4.6.    Waiver of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES (OR ANY INDEMNITEE) MIGHT HAVE WITH RESPECT THERETO.
15.5    Indemnification Procedure.
15.5.1.    Notice of Indemnification Claim. If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under Sections 4.1.5, 8.8, 15.2, 15.3 or 16.2 or any other express provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.
15.5.2.    Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.
15.5.3.    Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement or other agreement with respect to the Indemnification Claim,

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without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole and absolute discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost efficient manner.
15.5.4.    Accrual of Indemnification Obligations. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor, until such time as such dispute is resolved by written agreement or other means as the Parties otherwise may agree in writing, or (ii) involves a Third-Party Claim, until such time as such Third-Party Claim is concluded, including any appeals with respect thereto; provided, however, the Indemnitor shall assume the defense or pay the costs of the defense for such Third-Party Claim during the pendency of such Third-Party Claim in accordance with the provisions of this Article XV.
15.5.5.    Tax Treatment of Indemnity. Seller and Purchaser agree that any indemnity payments made under this Agreement shall be treated as adjustments to the Purchase Price for all income tax purposes, unless otherwise required by a Determination.
15.6    Exclusive Remedy for Indemnification Loss. Except for claims based on fraud, the indemnification provisions in this Article XV shall be the sole and exclusive remedies of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.
ARTICLE XVI
MISCELLANEOUS PROVISIONS
16.1    Notices
16.1.1.    Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) by a PDF or similar attachment to an e-mail, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or e-mail address:
If to Seller:
c/o Strategic Hotels and Resorts
150 North Riverside Plaza, Suite 4270
Chicago, IL 60606
Attention: Andre Zotoff and Legal Department
E-mail: azotoff@strategichotels.com; slee@strategichotels.com
With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Audrey Sokoloff, Esq. and Vered Rabia, Esq.
E-mail: audrey.sokoloff@skadden.com and vered.rabia@skadden.com

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If to Purchaser:
BHR Scottsdale LP
c/o Braemar Hotels & Resorts Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attention: Christopher Peckham
E-mail: cpeckham@ashfordinc.com

With a copy to:
Jackson Walker, LLP
2323 Ross Avenue, 6th Floor
Dallas, Texas 75201
Attention: Cynthia B. Nelson
E-mail: cbnelson@jw.com
16.1.2.    Receipt of Notices. All Notices sent by a Party under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address, facsimile number or e-mail address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address, facsimile number or e-mail address, and such recipient Party failed to provide the sending Party with its current address, facsimile number or e-mail address pursuant to Section 16.1.3.
16.1.3.    Change of Address. The Parties and their respective counsel shall have the right to change their respective address, facsimile number and/or e-mail address for the purposes of this Section 16.1 by providing a Notice of such change in address, facsimile number and/or e-mail address as required under this Section 16.1.
16.1.4.    Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.
16.2    No Recordation. Neither Purchaser, any Affiliate of Purchaser, nor any Person acting by or on behalf of Purchaser shall record this Agreement, or any memorandum or other notice of this Agreement, in any public records; provided, that, if Purchaser commences, in good faith, an action for specific performance following a Seller Default in accordance with Section 13.1, Purchaser may file a lis pendens in connection with such action for specific performance. In the event of a violation of the preceding sentence, Purchaser hereby grants a power of attorney to Seller (which power is coupled with an interest and shall be irrevocable) to record on behalf of Purchaser a memorandum or other notice executed by Purchaser removing this Agreement or any memorandum, lis pendens or other notice of this Agreement from the public records or evidencing the termination of this Agreement. In furtherance of the foregoing, Purchaser (i) acknowledges that the filing of a lis pendens or other evidence of Purchaser’s rights or the existence of this Agreement against all or a portion of the Property could cause significant monetary and other damages to Seller and (ii) hereby agrees to indemnify Seller from and against any and all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Purchaser of any of its obligations under this Section 16.2.
16.3    Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any

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Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.
16.4    Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Purchaser shall have the right to designate one or more of its Affiliates as its nominees to receive title to the Property (or any portion thereof), and/or assign all of its right, title and interest in this Agreement to any Affiliate of Purchaser by providing written notice to Seller no later than ten (10) days prior to the Closing; provided, however, that (a) any such Affiliate remains an Affiliate of Purchaser through the Closing, (b) Purchaser shall not be released from any of its liabilities and obligations under this Agreement by reason of such designation or assignment unless and until the Closing occurs, and (c) such designation or assignment shall not be effective until Purchaser has provided Seller with a fully executed copy of such designation or assignment and assumption instrument, which shall (i) provide that Purchaser and such designee or assignee shall be jointly and severally liable for all liabilities and obligations of Purchaser under this Agreement, (ii) provide that Purchaser and its designee(s) or assignee(s) agree to pay any additional transfer tax as a result of such designation or assignment, and (iii) include a representation and warranty in favor of Seller that all representations and warranties made by Purchaser in this Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing.
16.5    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.
16.6    Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.
16.7    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.
16.8    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:
16.8.1.    Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.
16.8.2.    All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.
16.8.3.    The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
16.8.4.    Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any

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rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
16.8.5.    The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.
16.8.6.    The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
16.8.7.    The terms “sole discretion” and “sole and absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.
16.9    Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.
16.10    JURISDICTION AND VENUE. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN THE NEW YORK STATE SUPREME COURT IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN THE STATE OF NEW YORK, AND SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY SUBMIT TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS.
16.11    WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.
16.12    Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis. This Section 16.12 shall survive the Closing.
16.13    Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended, modified and supplemented from time to time pursuant to Section 16.14) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.
16.14    Updates of Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement any schedule, or provide a new schedule, to this Agreement from time to time without Purchaser’s consent to the extent that (i) such schedule

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needs to be amended, supplemented, or provided to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein due to a change in facts or circumstances which is not otherwise a default under this Agreement, or (ii) the underlying representation or warranty was qualified herein to Seller’s Knowledge and Seller did not have Knowledge as of the Effective Date of the matter being disclosed in such amendment, supplement, or new schedule (each, a “New Disclosure”). If Seller makes any such New Disclosure, then such New Disclosure shall be expressly permitted and shall in no event constitute a Seller Default; provided, however, that in the event any New Disclosure (a) would make Seller's representations and warranties as set forth in this Agreement incorrect in any material respect as of the Closing, and (b) has or could reasonably be expected to result in a monetary loss and/or loss of value with respect to the Property that exceeds Two Hundred Thousand and 00/100 Dollars ($200,000.00) ((a) and (b), collectively, the “Materiality Threshold”), Purchaser shall have the right, exercisable by written notice delivered to Seller, as its sole and exclusive remedy, to treat such New Disclosure as a Purchaser Closing Condition Failure, subject to Seller’s right to cure under the provisions of Section 13.2. Should Purchaser fail to deliver such written notice to Seller before the scheduled Closing Date, such failure shall conclusively mean that Purchaser has determined to waive such right and proceed to Closing without any credit against the Purchase Price on account of such New Disclosure. Should Purchaser elect not terminate this Agreement as a result of any New Disclosure (or not have the right to terminate this Agreement due to Purchaser’s failure to timely deliver written notice of a New Disclosure’s breach of the Materiality Threshold, Seller’s cure of the resulting Purchaser Closing Condition Failure or otherwise), Purchaser shall proceed to Closing notwithstanding any such New Disclosure without any credit against the Purchase Price on account of such New Disclosure, and the corresponding representation or warranty to which such New Disclosure relates shall be deemed qualified by such New Disclosure for the purposes of limiting the defense and indemnification obligations of Seller under this Agreement.
16.15    Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any letter of intent and any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transaction described in this Agreement.
16.16    Amendments, Waivers and Termination of Agreement. Except as set forth in Section 16.14, no amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.
16.17    Not an Offer. The delivery by Seller of this Agreement executed by Seller shall not constitute an offer to sell the Property, and Seller shall have no obligation to sell the Property to Purchaser, unless and until all Parties have executed and delivered this Agreement to all other Parties.
16.18    Execution of Agreement. A Party may deliver executed (which shall include execution via electronic signature or scan of an original signature, in either case in .pdf format) signature pages to this Agreement by facsimile or e-mail transmission to any other Party, which facsimile or e-mail copy shall be deemed to be an original executed signature page. This Agreement may be executed (which shall include execution via electronic signature or scan of an original signature, in either case in .pdf format) in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.
[Remainder of page intentionally left blank; signatures on following pages]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer or representative.
FEE SELLER:
SHR FSST, LLC,
a Delaware limited liability company

By: /s/ Zhongyuan Li
Name: Zhongyuan Li
Title: Authorized Signatory

By: /s/ Michelle Curttright
Name: Michelle Curttright
Title: SVP - Accounting

LEASEHOLD SELLER:
DTRS FSST, LLC,
a Delaware limited liability company

By: /s/ Zhongyuan Li
Name: Zhongyuan Li
Title: Authorized Signatory

By: /s/ Michelle Curttright
Name: Michelle Curttright
Title: SVP - Accounting

[Signatures continued on following page]

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PURCHASER:
BHR SCOTTSDALE LP,
a Delaware limited partnership

By:    BHR Scottsdale GP LLC,
    a Delaware limited liability company
    its general partner

By: /s/ Alex Rose
Alex Rose
Vice President

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